UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.             )

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2014

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Mercer International Inc. (the “Company”) will be held on May 30, 2014 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) (doors open at 8:30 a.m. (Vancouver time)) for the following purposes:

1.	To elect eight directors nominated by the board of directors to serve until the 2015 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors;

3.	To conduct a non-binding advisory vote on executive compensation;

4.	To approve the amendment to the Mercer International Inc. 2010 Stock Incentive Plan to increase the number of shares of common stock available for issuance under such plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 21, 2014 as the record date for the determination of shareholders entitled to vote at the meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 23, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 30, 2014: Our proxy statement and our 2013 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on the corresponding links under “2014 Annual Meeting Materials”. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

i

Fiscal 2013—Compensation Decisions	26
Compensation Framework	33
Administration, Procedure and Role of the Compensation and Human Resources Committee	33
Compensation Components	36
VARIABLE PAY AT RISK	37
Change of Control and Severance Agreements	38
Post-Retirement Compensation	38
Performance Measures	39
Deductibility of Compensation	40
Summary	41
EXECUTIVE COMPENSATION TABLES	41
Summary Compensation Table	41
Narrative Disclosure to Summary Compensation Table	43
Grant of Plan-Based Awards Table	44
Narrative Disclosure to Grant of Plan-Based Awards Table	44
Outstanding Equity Awards at Fiscal Year-End Table	45
Narrative Disclosure to Outstanding Equity Awards at Fiscal Year-End Table	45
Option Exercises and Stock Vested	47
Non-Qualified Deferred Compensation	47
Potential Payments upon Termination or Change of Control	48
Narrative Discussion on Potential Payments upon Termination or Change of Control	49
INFORMATION REGARDING EQUITY COMPENSATION PLANS	51
PROPOSAL 2—INDEPENDENT ACCOUNTANTS AND AUDITORS	52
Ratification of Independent Auditors	52
Accountants’ Fees	52
PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	53
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53
PROPOSAL 4—APPROVAL OF THE AMENDMENT TO THE MERCER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER SUCH PLAN	54
FUTURE SHAREHOLDER PROPOSALS	61
OTHER MATTERS	62

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Capitalized terms not otherwise defined herein have the meanings set forth elsewhere in this Proxy Statement.

Annual Meeting Information

Time and Date:	9:00 a.m. (Vancouver time) on May 30, 2014

Place:	Terminal City Club 837 West Hastings Street Vancouver, British Columbia, Canada

Record Date:	March 21, 2014

Voting:	•	Shareholders as of the Record Date are entitled to vote.

	•	Please vote your Shares as soon as possible. Your broker will NOT be able to vote your Shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

	•	Registered holders may vote in person at the annual meeting, via the Internet by going to www.investorvote.com/merc and following the instructions, by telephone by calling 1-800-652-VOTE (8683), a toll-free number, or, if they received a printed copy of these proxy materials, by mail and beneficial Shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their Shares.

	•	See page 2 of this Proxy Statement for more information.

Attending the Annual Meeting:	•	In Person. Meeting starts at 9:00 a.m. (Vancouver time); doors open at 8:30 a.m. (Vancouver time).

	•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 8 directors	FOR EACH DIRECTOR NOMINEE	5
Ratification of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2014	FOR	52
Advisory resolution on executive compensation	FOR	53
Approval of the amendment to the Mercer International Inc. 2010 Stock Incentive Plan to increase the number of Shares available for issuance under such plan	FOR	54

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Name					AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	57	1985	Chairman of the Board, President and Chief Executive Officer of the Company					X

Eric Lauritzen	76	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.	X, LD			C

William D. McCartney	58	2003	President and Chief Executive Officer of Pemcorp Management Inc.	X	C		X

Graeme A. Witts	75	2003	Director and former Chairman of Azure Property Group SA; Retired Managing Director of Sanne Trust Company Limited	X		X	X

Bernard Picchi	64	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC	X		C

James Shepherd	61	2011	Director of Conifex Timber Inc. and Buckman Laboratories International Inc.; past President and Chief Executive Officer of Canfor Corporation	X	X			C

R. Keith Purchase	70	2012	Director of Hardwoods Distribution Inc.; past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.	X		X		X

Nancy Orr	63	2013	Director of Blue Goose Capital Inc., Cavendish Health and Social Services Centre, Ressources Québec Inc. and Prometic Life Sciences Inc.; past President of Dynamis Group Inc. and past Interim Chief Financial Officer of Redline Communications Inc.	X	X	X

C	Chair
AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee
LD	Independent Lead Director

Corporate Governance Highlights

Board Independence
• Independent director nominees	7 of 8
• Independent lead director	Eric Lauritzen
• Independent board committees	AC, CHRC, GNC

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested elections	Majority of votes cast

Board Meetings in 2013
• Full board meetings	6
• Independent director-only meetings	5

Board Committee Meetings in 2013
• Audit Committee	4
• Compensation and Human Resources Committee	6
• Governance and Nominating Committee	6
• Environmental, Health and Safety Committee	4

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Selected Financial and Operating Highlights

The chart below summarizes selected key financial and operating results for 2013 for the Company compared to 2012. (See our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this Proxy Statement, for additional details regarding the amounts reported in the table, including an explanation of our use of non-GAAP financial measures and a reconciliation to the comparable GAAP financial measures.)

	Year Ended December 31,
	2013	2012	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,444.5	1,468.3	(1.6)
Pulp sales (‘000 ADMTs)	1,440.1	1,473.5	(2.3)
Average NBSK list price in Europe ($/ADMT)	$864	$813	6.3
Pulp revenues	$996.2	$979.8	1.7
Energy production (‘000 MWh)	1,710.2	1,704.1	0.4
Energy and chemical revenues	$92.2	$93.0	(0.9)
Total revenues	$1,088.4	$1,072.7	1.5
Operating EBITDA(1)	$110.3	$137.7	(19.9)
Net loss	$(26.4)	$(15.7)	68.2
Price per Share as of fiscal year end(2)	$9.97	$7.16	39.2

v

	December 31,
	2013	2012	Change (%)
Balance Sheet Data:	(in millions, other than ratios)
Cash and cash equivalents	$147.7	$137.4	7.5
Working capital	$306.3	$275.0	11.4
Long-term liabilities	$1,034.7	$1,012.9	2.2
Restricted Group(3) long-term liabilities	$394.8	$343.1	15.1
Ratios:
Long-term debt to equity	2.8 to 1	2.6 to 1	7.7
Restricted Group(3) long-term debt to equity	0.8 to 1	0.7 to 1	14.3

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2013 compared to the year ended December 31, 2012 in our Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this Proxy Statement.
(2)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 31, 2013 and December 31, 2012, respectively.
(3)	Under the indenture governing our 9.5% Senior Notes due 2017, our “Restricted Group” is comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Create an environment in which our executives are motivated to achieve superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our executives with the long-term interests of our Shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We do	What We Don’t Do

•      Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•      Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•      Conduct annual “say-on-pay” advisory votes

•      Prohibit executives from engaging in hedging transactions in Mercer stock

•      Have single-trigger change-in-control executive contracts

•      Provide significant perquisites

•      Provide “defined benefit” retirement plans for our NEOs

•      Provide supplemental executive retirement plans for our executives

•      Provide excise tax gross-ups of perquisites

Auditors

As a matter of governance practices, our Audit Committee is asking Shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered accounting firm for 2014. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2013 and 2012.

	Year Ended December 31,
	2013	2012
Audit Fees	$1,303,101	$1,218,613
Audit-Related Fees	$74,177	$192,278
Tax Fees	$236,958	$264,510

	$1,614,236	$1,675,401

Advisory Resolution to Approve Our Executive Compensation

We are asking Shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. The advisory vote, commonly referred to as a “say-on-pay vote”, gives Shareholders the opportunity to vote on the compensation for Named Executive Officers, referred to as “NEOs”, that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Since this say-on-pay vote is advisory, it will not be binding on our Board or the Compensation and Human Resources Committee. However, both the Board and the Committee value the opinion of Shareholders and will review the voting results and take into consideration when making future decisions regarding executive compensation.

Approval of an Amendment to our 2010 Plan to Increase the Number of Shares of Common Stock Available for Issuance under such Plan

We are asking Shareholders to approve an amendment to our 2010 Plan to increase the number of shares of common stock available for issuance under such plan by 2.0 million shares. We currently have 563,340 Shares available for future issuance under such plan. The increase represents approximately 3.6% of our outstanding Shares as at the Record Date or approximately 3.1% of our outstanding Shares after giving effect to our equity issue completed on April 2, 2014, as a result of which we now have 63,903,704 Shares outstanding. After giving effect to the amendment, we would have 2,563,340 Shares available for issuance under our 2010 Plan, which is approximately 4.0% of our currently outstanding Shares. Our Board believes that the amendment is necessary to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors.

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, B.C., V6C 1G8, Canada

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) on May 30, 2014 (the “Meeting”), or any adjournment, postponement or rescheduling thereof.

References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. References to “fiscal year” means an annual period ended December 31. Information herein for 2013 generally refers to our 2013 fiscal year.

If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, par value $1.00 per share, herein referred to as the “Shares”, represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying Notice of Annual Meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Computershare, c/o Proxy Services, 211 Quality Circle, Suite 210, College Station, Texas 77845. A Proxy may also be revoked by submitting another Proxy with a later date over the Internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement, accompanying Proxy and our annual report for 2013, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Annual Report”), will be mailed to Shareholders commencing on or about April 30, 2014. Our board of directors (the “Board”) has set the close of business on March 21, 2014 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 55,853,704 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors; (iii) vote for the advisory approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the summary compensation table; and (iv) vote to approve the amendment to the Mercer International Inc. 2010 Stock Incentive Plan, referred to as the “2010 Plan”, to increase the number of Shares available for issuance under such plan.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote in person at the Meeting, by mail, by phone or on the Internet.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Voting on the Internet. Go to www.investorvote.com/merc and follow the instructions. You should have your Proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the Proxy from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

•	submitting another Proxy with a later date over the Internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of determining the presence of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes

“Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a filing with the Securities and Exchange Commission, referred to as the “SEC”.

Q:	How many votes are required to adopt the other proposals?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP, the non-binding approval of the compensation of our executive officers named herein and the approval of the amendment to our 2010 Plan will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent auditors, approve the compensation of our executive officers named herein and approve the amendment to increase the number of shares available for issuance under our 2010 Plan. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Q:	Do you have plans to allow Shareholders to access an on-line copy of the proxy materials, rather than sending them paper copies?

A:	SEC rules allow companies to mail their shareholders a notice that their proxy materials can be accessed over the Internet, instead of sending a paper copy of the proxy statement and annual report. We have decided not to adopt this delivery method for the Meeting. We are considering how to realize the cost savings opportunity and environmental benefits of this option while still maintaining a meaningful and convenient proxy process for our Shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, each as may be amended from time to time, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at eight (8). There is currently a full complement of eight (8) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. All of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Our Board has no reason to believe that any of the nominees will be unable or will decline to serve, if elected. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. Proxies cannot be voted for more than eight (8) persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business. The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election:

•	Forest products experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement, pulp and energy production, logistics and sales aspects of our business.

•	Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•	Public company board experience. Directors who have served on other public company boards can offer advice and guidance with respect to board functions, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•	Capital markets and financial experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•	International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside North America. Accordingly, international business experience is desirable for our directors to have.

Nominees for Election as Directors

Jimmy S.H. Lee, age 57, has served as director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

Mr. Lee possesses particular knowledge and experience in our business as a “founder” and as our Chief Executive Officer for over 22 years. He also has broad knowledge and experience in finance and banking, credit markets, derivative risk management, and international pulp markets. Through his experience and background, Mr. Lee provides vision and leadership to the Board. Mr. Lee also provides the Board with insight and information regarding our strategy, operations and business.

Eric Lauritzen, age 76, has served as a director since June 2004. From 1994 until his retirement in 1998, he was President and Chief Executive Officer of Harmac Pacific, Inc., a TSX-listed pulp producer that was acquired by Pope & Talbot Inc. From 1981 to 1994, he served as Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a TSX-listed North American pulp and paper company that was acquired by Weyerhaeuser Company Limited. Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector. He received his Bachelor of Commerce degree in 1961 from the University of British Columbia and his M.B.A. in 1963 from Harvard Business School.

Mr. Lauritzen brings to the Board broad industry and leadership experience and understanding of the pulp business on a global basis, including sales and marketing. He also provides leadership to our Board on board practices, governance matters and succession planning in his role as the Lead Director of the Board.

William D. McCartney, age 58, has served as a director since January 2003. He has been the President and Chief Executive Officer of Pemcorp Management Inc., a corporate finance and management consulting firm, since its inception in 1990. From 1984 to 1990, he was a founding partner of Davidson & Company, chartered accountants, where he specialized in business advisory services. He has been involved with numerous capital restructuring and financing events involving several public companies and brings substantial knowledge relating to the financial accounting and auditing processes. He is a member of the Local Advisory Committee of the TSX and TSX Ventures Exchanges. He is a chartered accountant and has been a member of the Canadian Institute of Chartered Accountants since 1980. He holds a Bachelor of Arts degree in Business Administration from Simon Fraser University.

Mr. McCartney has extensive experience in accounting, financial and capital markets. He provides the Board with insight and leads its review and understanding of accounting, financial and reporting matters. Mr. McCartney provides the Board experience and leadership on accounting and financial matters in his role as Chair of the Board’s Audit Committee.

Graeme A. Witts, age 75, has served as a director since 2003. He is also a Director and the former Chairman of Azure Property Group, SA, a European hotel group. He organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was Managing Director from 1988 to 2000, when he retired. Mr. Witts has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. He also has experience in government auditing and brings significant financial accounting knowledge from a global perspective. Mr. Witts is a fellow of the Institute of Chartered Accountants of England and Wales and holds a masters degree in chemistry from Oxford University and a research degree in magnetic resonance.

Mr. Witts has extensive experience in global accounting and financial matters, which he brings to the Board along with senior executive experience with large international companies. His broad knowledge and senior level experience in European businesses, accounting and financing matters provide valuable insights to the Board.

Bernard Picchi, age 64, has served as a director since June 2011. He is now Managing Director of Private Wealth Management for Palisade Capital Management, LLC, of Fort Lee, New Jersey, and has been in that role since July 2009. Before joining Palisade, Mr. Picchi served as Managing Partner of Willow Rock Associates from August 2008 through June 2009, which advised securities firms on energy investments. From March 2003 through July 2008, Mr. Picchi served as Senior Energy Analyst at two independent research firms based in New York City, Foresight Research Solutions (2003-2005) and Wall Street Access (2006-2008). From 1999 through 2002, he was Director of U.S. Equity Research at Pittsburgh-based Federated Investors, where he also managed the Capital Appreciation Fund, a 5-star rated (during his tenure) $1.5 billion equity mutual fund. Before Federated Investors, Mr. Picchi enjoyed a 20-year career on Wall Street (Salomon Brothers, Kidder Peabody, and Lehman Brothers) both as an award-winning energy analyst and as an executive (Director of U.S. Equity Research at Lehman in the mid-1990s). He began his post-college career at Mellon Bank in Pittsburgh, Pennsylvania. Mr. Picchi holds a Bachelor of Science degree in Foreign Service from Georgetown University, and he has achieved the professional designation Chartered Financial Analyst. He has also served on various non-profit boards, most notably that of the Georgetown University Library which he has served for the past 30 years.

Mr. Picchi brings to our Board his significant experience and financial expertise in the capital markets, investment and analysis of public companies. His broad experience in the capital markets and particularly as a financial analyst and wealth manager provide the Board with valuable insight into the expectations, concerns and interests of investors and shareholders.

James Shepherd, age 61, has served as a director since June 2011. He is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. He is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has previously served as a director of Canfor Corporation as well as Canfor Pulp Income Fund (now Canfor Pulp Products Inc.). Mr. Shepherd holds a degree in Mechanical Engineering from Queen’s University.

Mr. Shepherd has held several chief executive officer leadership and other senior positions in the forest industry. As a result, Mr. Shepherd brings to the Board extensive senior executive experience relevant to our operations and an understanding of all aspects of the forest products business, ranging from fiber harvesting, lumber and pulp and paper operations. He also brings to our Board significant experience and background in the designing, execution and implementation of large, complex capital projects at large manufacturing facilities like our mills.

Keith Purchase, age 70, has served as a director since June 2012. He is currently also a director of Hardwoods Distribution Inc., which is listed on the Toronto Stock Exchange. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase was previously a director of Catalyst Paper Corporation and Chair of its board of directors.

Mr. Purchase has held several very senior positions in significant companies involved the forestry industry. He brings to the Board extensive senior executive experience relevant to the Company’s operations, as well as significant board of director leadership experience from a wide variety of companies.

Nancy Orr, age 63, has served as a director since May 2013. Ms. Orr is currently also a director of Blue Goose Capital Inc., Cavendish Health and Social Services Centre, Ressources Quebec Inc. and Prometic Life Sciences Inc. Ms. Orr’s previous experience includes serving as President of Dynamis Group Inc. from 1991 to 2007 and Interim Chief Financial Officer of Redline Communications Inc., where she also served as a director, Chair of the Audit Committee and a member of its Compensation Committee. Ms. Orr was also a director of Dundee Wealth Management Inc., Fibrek Inc. and FRV Media Inc. She brings to the Board significant experience as a senior executive, director and audit committee member of a wide variety of companies. Ms. Orr is a member of the Institute of Corporate Directors and has been a member of the Canadian Institute of Chartered Accountants since 1978. She holds a Master of Business and Administration from Queen’s University and a Bachelor of Arts degree in Business Administration from the University of Western Ontario.

Ms. Orr brings to the Board extensive experience and knowledge in the forest products industry and in financial and accounting matters. She has also had broad based public company experience as a director and member of various board committees. She provides the Board with valuable experience and insight into board and governance practices and accounting matters.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

Our Board has adopted Governance Guidelines which are intended to provide a set of guidelines to assist it in ensuring that we adhere to proper standards of good governance. Such guidelines are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. Our Governance Guidelines are available on our website at www.mercerint.com under “Governance”.

Board Meetings and Attendance

Our Governance Guidelines provide for:

•	the duties and responsibilities of the Board, its committees and the officers of the Company; and

•	practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors.

In 2013:

•	each current member of the Board attended at least 75% of all meetings of our Board and of the committees of the Board on which they served in 2013; and

•	all of our directors attended the annual meeting held in May 2013. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2013 are shown in the table below:

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee	Member				Member
Eric Lauritzen	Lead Director			Chair
William D. McCartney	Member	Chair		Member
Graeme A. Witts	Member		Member	Member
Bernard Picchi	Member		Chair
James Shepherd	Member	Member			Chair
R. Keith Purchase	Member		Member		Member
Nancy Orr	Member	Member	Member
Number of 2013 Meetings	6	4	6	6	4

Our committee meetings are generally open to all directors, who often voluntarily attend all Board committee meetings.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that each current member of and nominee for the Board, other than our Chief Executive Officer, Mr. Lee, is independent.

Board Leadership Structure

Our Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our own stated goals and objectives and that the long-term interests of our Shareholders are served.

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited to the Company’s particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

The Governance and Nominating Committee has determined currently that having our Chief Executive Officer also serve as Chairman of the Board is in the best interests of Shareholders. Given Mr. Lee’s in-depth knowledge of our business as a “founder”, his leadership in formulating and implementing strategic initiatives and the current regulatory and market environment, both the Governance and Nominating Committee and the Board as a whole believe that having one leader serving as both Chairman and Chief Executive Officer provides the most decisive and effective leadership. Further, having a combined Chairman and Chief Executive Officer enables the Company to speak with a unified voice to Shareholders, employees, governmental and regulatory agencies and other stakeholders. Additionally, since Mr. Lee has served as our Chief Executive Officer for the past 22 years and was instrumental in the Company’s development, the Board believes that this current leadership structure is optimal for the Company because it provides the Company with strong, consistent leadership.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of all independent directors, other than Mr. Lee, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure supports the independence of our non-employee directors. As specified in our Governance Guidelines, the Board has designated one of its independent members as Lead Director. Under the leadership of our Lead Director, our independent directors also meet separately to discuss a variety of matters affecting the Company. Executive sessions of non-employee directors without the presence of management are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The Lead Director, with input from our other non-employee directors, develops the agenda for and presides over these meetings. The Lead Director also has the authority to call such meetings of the independent directors as he determines from time to time. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects. All of our non-employee directors are independent under applicable laws and regulations and the listing standards of NASDAQ. In 2013, the independent Board members met five times.

Mr. Lauritzen was appointed Lead Director and the Chair of our Governance and Nominating Committee in January 2012.

The role of the Lead Director is to provide leadership to non-employee directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. Specifically, the Lead Director has significant responsibilities, including:

•	serving as a liaison between the independent directors and the Chairman and senior management of the Company;

•	ensuring that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management;

•	establishing procedures to govern the Board’s work;

•	developing and approving agendas and schedules for Board and committee meetings, as well as the agenda and materials for meetings of independent directors;

•	annually reviewing the effectiveness of the Board and committees;

•	leading and assisting the Board in the discharge of its duties and responsibilities;

•	ensuring that independent directors have adequate opportunities to meet and discuss without management present;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	ensuring delegated committee functions are carried out and reported to the Board;

•	being the senior spokesman for the Board on governance matters and executive management compensation matters; and

•	ensuring that the Board receives adequate and regular updates from the Chief Executive Officer on all issues important to the business and future of the Company.

Most significantly, the position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year.

The Board believes that our leadership structure of combining the Chairman and Chief Executive Officer roles as part of a governance structure that includes a Lead Director, plus the exercise of key Board oversight responsibilities by independent directors, is appropriate for the Company at this time.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Environmental, Health and Safety Committee and the Governance and Nominating Committee. Each committee operates under a written charter which is part of our Governance Guidelines and available on our website at www.mercerint.com under “Governance”.

The composition of each Board committee is set forth below.

Director	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee				Member
Eric Lauritzen			Chair
William D. McCartney	Chair		Member
Graeme A. Witts		Member	Member
Bernard Picchi		Chair
James Shepherd	Member			Chair
Keith Purchase		Member		Member
Nancy Orr	Member	Member

Audit Committee

The NASDAQ rules require our Audit Committee to be comprised only of independent directors. The Audit Committee currently consists of three directors and our Board has determined that all three current members meet the independence requirements of the NASDAQ rules. Our Board has also determined that the Committee Chair, Mr. McCartney, qualifies as an “audit committee financial expert” as defined in applicable SEC rules and applicable NASDAQ listing standards.

Our Audit Committee oversees, on behalf of the Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the primary responsibilities of our Audit Committee are to:

•	oversee our accounting and financial processes, including the review of the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	approve the Company’s independent registered public accounting firm and oversee the relationship, including reviewing auditor independence, the scope of their work and pre-approval of audit and non-audit services;

•	meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements;

•	recommend the selection of independent public accountants; and

•	review and approve the terms of all related party transactions.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of four directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Compensation and Human Resources Committee are to:

•	review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

•	analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs;

•	review and approve all compensation awarded to the Company’s executive officers;

•	periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers;

•	review annual goals and objectives of our key executive officers;

•	review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	review and approve succession plans for our key executive officers; and

•	review individual specific training and development requirements for our key executive officers.

Executive Succession Planning. In light of the importance of executive leadership to our business, our Compensation and Human Resources Committee, pursuant to its charter, reviews at least annually the performance of members of our senior management team, including executive officers and succession plans for each officer’s position. Further, our Compensation and Human Resources Committee also conducts, at least twice annually, a review of, and provides approval for, management development and succession planning practices and strategies. In addition, the Compensation and Human Resources Committee, in consultation with our Chief Executive Officer, will review succession plans with the Board and provides the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability).

CEO Succession Planning. Our CEO provides an annual review to the Board assessing the members of our senior executive and their potential to succeed him. This review is developed in consultation with our Compensation and Human Resources Committee and our Lead Director. It includes a discussion of development plans for our executives to help prepare them for future successes and contingency plans in the event of our CEO’s termination of employment with us for any reason (including death or disability) as well as our CEO’s recommendation as to his successor.

All such information is provided to the Board. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Governance and Nominating Committee are to:

•	manage the corporate governance system of the Board;

•	assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•	assist in the creation of a corporate culture and environment of integrity and accountability;

•	in conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•	review management succession plans;

•	recommend to the Board nominees for appointment to the Board;

•	lead the Board’s annual review of the Chief Executive Officer’s performance; and

•	set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee currently consists of three directors and our Board has determined that all current members, other than Mr. Lee, are independent directors under NASDAQ rules.

The primary responsibilities of our Environmental, Health and Safety Committee are to:

•	review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•	monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•	provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Chairman and Chief Executive Officer.

Criteria for Directors

Our Board believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•	Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•	Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goals of being one of the world’s leading NBSK pulp producers and a significant producer of “green energy”. At this stage of our development, relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience, and relevant senior-level expertise in one or more of the following areas: timber harvesting, bioenergy, forest products, pulp mills, capital markets, finance and accounting;

•	Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•	Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2013.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Governance and Nominating Committee will interview the candidate and communicate their evaluation to the rest of the Committee members and the Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards. Our Governance and Nominating Committee may amend the nomination policy at any time, in which case the most current version will be available on our website.

Risk Oversight

Our executive officers are responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs. Specifically, the Governance Guidelines require our management to implement appropriate procedures and systems to attempt to identify the principal risks to the Company’s business.

The Board is responsible for overseeing our executive officers in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Company conducts a review of risks at least annually and reports to the Board on the results of such review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of the effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its business over the long term and integrates this information into the planning in its report to the Board.

Additionally, while oversight of our risk management process is a full Board responsibility, the responsibility for monitoring financial risks has been delegated to the Audit Committee. In accordance with the requirements of our Governance Guidelines, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps our management has taken to monitor and control such exposures. Such risk exposures and steps are reported by the Audit Committee to the full Board.

Further, the Board’s other committees, including the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee, oversee risks associated with their respective areas of responsibility. For example, the Compensation and Human Resources Committee considers the risks associated with our compensation policies and practices, while the Environmental, Health and Safety Committee considers the principal areas of environmental, health and safety risk facing the Company and whether sufficient resources have been allocated to address such risks. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Succession Planning and Management Development

We engage in a succession planning process whereby our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities, at least twice annually. We strive to appoint our most senior executives from within the Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that, over time, they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise. In addition, selected executives are provided with continuing management education through attendance at senior level educational programs, courses and seminars.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential’’, to the chairman of the Audit Committee, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.mercerint.com under “Governance”.

Shareholding Guideline for Non-Employee Directors

We have a target shareholding guideline in place for our non-employee directors which provides each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors who have been directors for at least three years as of such date, including our Lead Director, met the guideline amount.

Prohibition against Hedging

The Board has approved a policy that prohibits our directors and executive officers from hedging their ownership of Mercer stock including trading in options, puts, calls or other derivative instruments relating to our securities. A copy of the Company’s hedging policy is available on our website at www.mercerint.com under “Governance”.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its Shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, but may not be inconsistent with, the best interests of the Company and its Shareholders.

As a result, pursuant to our Governance Guidelines and its Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one of our non-employee directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interests of the Company and its Shareholders.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2013 fiscal year until October 31, 2013, our Lead Director received an $80,000 annual retainer for services and our non-employee directors each received a $40,000 annual retainer. Until October 31, 2013, each non-employee director received a $1,000 attendance fee for each Board or committee meeting that they attended in person or $500 for each such meeting that they attended by teleconference. We also reimbursed our directors for expenses incurred in connection with their duties as our directors.

Effective November 1, 2013, after receiving a recommendation from our Compensation and Human Resources Committee, our Board determined to not pay fees to our directors for their attendance at meetings of the Board or a committee and set the amounts to be paid to non-employee directors annually, including the Lead Director and committee chairs as follows:

	Until October 31, 2013	Effective November 1, 2013
Directors	$40,000	$60,000
Lead Director	$80,000	$100,000
Chairman of the Audit Committee	$20,000	$20,000
Chairman of the Compensation and Human Resources Committee	$15,000	$20,000
Chairman of the Governance and Nominating Committee	$10,000	$10,000
Chairman of the Environmental, Health and Safety Committee	$5,000	$10,000

In addition to cash compensation, our directors also received equity-based compensation in fiscal 2013 under our 2010 Plan. Immediately after the annual meeting of Shareholders held during the 2013 fiscal year, each of our non-employee directors, other than the Lead Director, received 5,000 shares of restricted stock for services and our Lead Director received 8,000 shares of restricted stock.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to peer group companies. Any changes to be made to director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Directors’ Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2013. Mr. Lee, as our Chief Executive Officer, does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Lauritzen	103,833	55,040	—	—	—	—	158,873
William D. McCartney	77,833	34,400	—	—	—	—	112,233
Graeme A. Witts	58,333	34,400	—	—	—	—	92,733
James Shepherd	62,667	34,400	—	—	—	—	97,067
Bernard Picchi	69,167	34,400	—	—	—	—	103,567
Keith Purchase	57,333	34,400	—	—	—	—	91,733
Nancy Orr(4)	34,667	34,400	—	—	—	—	69,067
Guy W. Adams(5)	21,668	—	—	—	—	—	21,668

(1)	Fees earned or paid in cash included an annual retainer of $40,000 until October 31, 2013, and an annual retainer of $60,000 effective November 1, 2013, which was paid to each of our directors, other than our Lead Director, in 2013 plus $1,000 for each meeting of directors that they attended in person or $500 for each such meeting that they attended by teleconference. Our Lead Director received an annual retainer of $80,000 until October 31, 2013, and an annual retainer of $100,000 effective November 1, 2013, plus $1,000 for each meeting of directors that he attended in person or $500 for each such meeting that he attended by teleconference, for his services in 2013. In 2013, the chairman of the Audit Committee received an annual retainer of $20,000, the chairman of the Compensation and Human Resources Committee received an annual retainer of $15,000 until October 31, 2013, and $20,000 effective November 1, 2013, the chairman of the Governance and Nominating Committee received an annual retainer of $10,000 and the chairman of the Environmental, Health and Safety Committee received an annual retainer of $5,000 until October 31, 2013 and $10,000 effective November 1, 2013 for their services in that regard.
(2)	Stock awards granted to non-employee directors consisted of restricted shares. The amounts shown represent the aggregate grant date fair value for restricted shares, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.
(3)	The grant date fair value is based on a Share value of $6.88 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 restricted shares which were granted to each of our non-employee directors or 8,000 restricted shares to our Lead Director, after our annual meeting of Shareholders held in 2013, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or who was not elected to the Board for the first time at the 2013 annual meeting but will continue to serve as a member of the Board after the meeting, and has been a director for at least six months.
(4)	Ms. Orr was elected to the Board on May 31, 2013.
(5)	Mr. Adams determined not to seek re-election to the Board at the annual general meeting of Shareholders held on May 31, 2013.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 56, has served as Executive Vice-President, Chief Financial Officer and Secretary since August 2003. His previous roles included Chief Financial Officer and other senior executive positions with Formation Forest Products and Pacifica Papers Inc. Since 2007, Mr. Gandossi has chaired the B.C. Pulp and Paper Task Force, a joint government industry and labor effort mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. He also participated in the Pulp and Paper Advisory Committee to the BC Competition Council and was a member of BC’s Working Roundtable on Forestry. He is currently a Director of FPInnovations and Chair of the FPI National Research Advisory Committee. He also co-chairs the BC Bio-economy Transformation Council, a collaborative effort between Government and industry. Mr. Gandossi holds a Bachelor of Commerce Degree from the University of British Columbia and is a Chartered Accountant in Canada.

Claes-Inge Isacson, age 68, has served as Chief Operating Officer since November 2006. Prior to this role at Mercer, Mr. Isacson was President at AF Process, a worldwide consulting and engineering company. Mr. Isacson also served as Vice President Operations Indonesia for APRIL, Senior Vice President Production for Norske Skogindustrier ASA and President at Norske Skog Europe. Mr. Isacson brings over twenty-eight years of senior level pulp and paper management to the senior management team. He holds a Master of Science Degree in Mechanical Engineering.

David K. Ure, age 47, returned to Mercer in September 2013, assuming the role of Senior Vice President, Finance. Prior to serving as Vice President, Finance of Sierra Wireless Inc., Mr. Ure was Vice President, Controller at Mercer from 2006 to 2010. He has also served as Controller at various companies including Catalyst Paper Corp., Pacifica Papers Inc., and TrojanLitho, as well as CFO and Secretary of Finlay Forest Industries Inc. Mr. Ure has over fifteen years’ experience in the forest products industry. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Certified General Accountants’ Association of Canada.

Leonhard Nossol, age 56, has served as our Group Controller for Europe since August 2005. He has also been Managing Director of Rosenthal since 1997 and the sole Managing Director of Rosenthal since 2005. Before joining Mercer, Mr. Nossol was Director, Finance and Administration for a German household appliance producer from 1992 to 1997. Prior to this, he was Operations Controller at Grundig AG (consumer electronics) in Nürnberg. Mr. Nossol has been a member of the German Industry Federation’s (BDI) Tax Committee since 2003. He was elected President of the German Wood Users Association (AGR) in 2013. Mr. Nossol holds a Political Science degree from Freie Universität Berlin and a degree in Business Management from the University of Applied Sciences in Berlin.

Richard Short, age 46, has served as Controller since November 2010, prior to which he served as Director, Corporate Finance since joining Mercer in 2007. Previous roles include Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corporation. Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Canadian Institute of Chartered Accountants since 1993.

David M. Cooper, age 60, has served as Vice President of Sales and Marketing for Europe since 2005. Mr. Cooper previously held a variety of senior positions around the world at Sappi Ltd. from 1982 to 2005. These roles included the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. Mr. Cooper has more than thirty years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 50, has served as Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc. from 1999 to 2005. Mr. Heine has over twenty-five years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands. He holds a Bachelor of Science in Forestry (Wood Science) from the University of Toronto, Canada.

Wolfram Ridder, age 52, has served as Vice President of Business Development since 2005, prior to which he served as Managing Director at Mercer’s Stendal mill from 2001 to 2005. Mr. Ridder also served as Vice President Pulp Operations, Assistant to CEO from 1999 to 2005 and Assistant Managing Director at the Rosenthal mill from 1995 to 1998. Prior to joining Mercer, Mr. Ridder worked as a Scientist for pulping technology development at the German Federal Research Center for Wood Science and Technology in Hamburg from 1988 to 1995. Mr. Ridder has a Master of Business and Administration and a Master of Wood Science and Forest Product Technology from Hamburg University.

Genevieve Stannus, age 44, has served as Treasurer since July 2005, prior to which she served as Senior Financial Analyst since joining Mercer in August 2003. Prior to her role at Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. Ms. Stannus has twenty years of experience in the forest products industry. She is a member of the Certified General Accountants Association of Canada.

Brian Merwin, age 40, has served as Vice President, Strategic Initiatives since February 2009. Mr. Merwin previously held roles within Mercer such as Director, Strategic and Business Initiatives, and Business Analyst. He was a key member of Celgar’s Green Energy Project, and was instrumental in the development of the BC Hydro energy purchase agreement and securing the ecoENERGY grant. Mr. Merwin has a Master of Business and Administration from the Richard Ivey School of Business in Ontario, Canada and a Bachelor of Commerce Degree from the University of British Columbia, Canada.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 55,853,704 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting. Subsequent to the Record Date, we issued 8,050,000 Shares in connection with an underwritten public offering which closed on April 2, 2014 and, as of the date hereof, have 63,903,704 outstanding Shares.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of the Record Date by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg(2) 48 Wall Street, 30th Floor New York, NY 10005	16,893,627	30.2%
Platinum Investment Management Ltd.(3) Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	7,900,171	14.1%
Gates Capital Partners, L.P.(4) 1177 Ave. of the Americas 32nd Floor New York, NY 10036	8,430,989	15.1%

(1)	The percentage of outstanding Shares is calculated out of a total of 55,853,704 Shares issued and outstanding on the Record Date. Subsequent to the Record Date, we issued 8,050,000 Shares in connection with an underwritten public offering which closed on April 2, 2014.
(2)	Based on Schedule 13D/A filed on February 18, 2014.
(3)	Based on Schedule 13G filed on February 13, 2014.
(4)	Based on Schedule 13G/A filed on February 14, 2014 jointly with Gates Capital Management, Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International Master L.P. and Jeffrey L. Gates, in which each of the aforementioned entities have shared voting power over 8,430,989 Shares.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of the Record Date by (i) our NEOs, being each of our current directors and our director nominees and our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers; and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(10)
Jimmy S.H. Lee(1)	1,986,434	3.6%
Eric Lauritzen(2)	68,000	*
William D. McCartney(3)	42,000	*
Graeme A. Witts(3)	148,685	*
Bernard Picchi(3)	35,000	*
James Shepherd(3)	15,000	*
Keith Purchase(3)	19,000	*
Nancy Orr(4)	5,000	*
David M. Gandossi(5)	275,421	*
Wolfram Ridder(6)	20,000	*
Leonhard Nossol(7)	16,600	*
Claes-Inge Isacson(8)	16,466	*
Directors and Executive Officers as a Group (18 persons)(9)	2,811,355	5.0%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Includes 80,000 restricted shares, which vest and become non-forfeitable in equal amounts between 2014 and 2016. Does not include 168,307 performance share units granted under our 2010 Plan (as defined below) that will vest in three tranches as described on page 30 of this Proxy Statement, or 143,074 performance share units granted in February 2014 under our 2010 Plan that will be eligible to vest in 2017 based upon the 2014 Performance Criteria, as defined on page 31 of this Proxy Statement.
(2)	In June 2013, 8,000 restricted shares were granted to Mr. Lauritzen in connection with his role as the Lead Director of Mercer. These Shares vest and become non-forfeitable in June 2014 unless a change in control of the Company occurs prior thereto.
(3)	In June 2013, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his or her role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2014 unless a change in control of the Company occurs prior thereto.
(4)	Includes 5,000 restricted shares granted in June 2013 in connection with being elected an independent director of Mercer. These Shares vest and become non-forfeitable in June 2014 unless a change of control of Mercer occurs prior thereto.
(5)	Does not include 78,951 performance share units granted under the 2010 Plan that will vest in three tranches as described on page 30 of this Proxy Statement or 60,644 performance share units granted in February 2014 under our 2010 Plan that will be eligible to vest in 2017 based upon the 2014 Performance Criteria.
(6)	Includes presently exercisable options to acquire up to 20,000 Shares. Does not include 48,739 performance share units granted under the 2010 Plan that will vest in three tranches as described on page 30 of this Proxy Statement or 41,778 performance share units granted in February 2014 under our 2010 Plan that will be eligible to vest in 2017 based upon the 2014 Performance Criteria.
(7)

Includes 16,600 Shares and presently exercisable options to acquire up to 25,000 Shares. Does not include 43,831 performance share units granted under the 2010 Plan that will vest in three tranches as described on page 30 of this Proxy Statement or 37,556 performance share units granted in February 2014 under our 2010 Plan that will be eligible to vest in 2017 based upon the 2014 Performance Criteria.

(8)	Does not include 25,839 performance share units granted under the 2010 Plan that will vest in May 2014.
(9)	Includes presently exercisable options to acquire up to 75,000 Shares.
(10)	Based on 55,853,704 Shares outstanding on the Record Date. Subsequent to the Record Date, we issued 8,050,000 Shares in connection with an underwritten public offering, which closed on April 2, 2014.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered chartered accountants, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also has reviewed and discussed the audited financial statements with management.

In addition, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by PricerwaterhouseCoopers LLP. The Audit Committee from time to time will provide a general pre-approval of specific types of services and provide specific guidance as to the specific services which may be eligible for pre-approval and will obtain appropriate cost estimations for each type of service. The Audit Committee also specifically pre-approves all other permitted services. For all pre-approval of services, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman

James Shepherd

Nancy Orr

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company. There are no Compensation and Human Resources Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation and Human Resources Committee and any member of the Board or Compensation and Human Resources Committee of any other company and no such interlocking relationship has existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the members of the Compensation and Human Resources Committee.

Bernard Picchi, Chairman

Graeme Witts

Keith Purchase

Nancy Orr

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation programs. It discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our NEOs in 2013, as well as the key objectives, policies, elements and designs of our executive compensation program. In this discussion “Committee” or “Compensation Committee” means the Compensation and Human Resources Committee.

For the purposes of this Compensation Discussion and Analysis, our NEOs are:

•	Jimmy S.H. Lee, Chairman, Chief Executive Officer and Director;

•	David M. Gandossi, Chief Financial Officer, Executive Vice-President and Secretary;

•	Claes-Inge Isacson, Chief Operating Officer;

•	Leonhard Nossol, Group Controller for Europe; and

•	Wolfram Ridder, Vice President of Business Development.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2014, the Committee approved bonuses and awards for fiscal 2013, together with fixed base salaries for 2014. In February 2013, it approved bonuses and awards for fiscal 2012, together with fixed base salaries for 2013. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the summary compensation table appearing on page 41 and the grant of plan-based awards table appearing on page  44 only reflect equity awards actually issued in fiscal 2013 which were based on fiscal 2012 performance.

Fiscal 2013–Compensation Decisions

We operate in the pulp business and our operations are located in Germany and Western Canada. Our mills have a current combined annual production capacity of approximately 1.5 million air dry metric tons (“ADMTs”) of northern bleached softwood kraft (“NBSK”) pulp and 305 MW of electrical generation.

Markets for NBSK pulp are global, cyclical and commodity based. Our financial performance depends on a number of variables that impact sales and production costs. Sales and production results for kraft pulp are influenced largely by the market price for NBSK pulp, fiber costs and foreign currency exchange rates. Kraft pulp markets are highly cyclical, with prices determined by supply and demand. In general, kraft pulp is a globally traded commodity. Pricing and demand are influenced by the balance between supply and demand, as affected by global macroeconomic conditions, changes in consumption and industry capacity, the level of customer and producer inventories and fluctuations in exchange rates.

Surplus energy and chemicals are by-products of our pulp production and the volumes generated and sold are primarily related to the rate of pulp production.

In 2013, pulp demand from China was stable throughout the year and supply was slightly under-balanced, which resulted in higher average prices. On average, NBSK list prices in Europe increased by approximately 6% in 2013 from 2012.

In 2013, total revenues increased by 1% and pulp revenues by 2% from 2012, primarily due to higher average pulp sales realizations, partially offset by lower sales volumes. Energy and chemical revenues marginally decreased by 1% in 2013 from 2012, primarily as a result of marginally lower sales volumes. Pulp sales volume decreased by approximately 2% in 2013 from 2012, primarily as a result of lower production levels at our Celgar mill. Pulp production decreased marginally by approximately 2% in 2013 from the record levels of 2012, primarily due to lower production at our Celgar mill.

In 2013, Operating EBITDA decreased by 19.9% from 2012, primarily due to the impact of a weaker U.S. dollar relative to the Euro on our German mill expenses, higher fiber costs in Germany and the Celgar restructuring, only partially offset by a higher realized sales price. In 2013, we had a net loss of $26.4 million, compared to $15.7 million in 2012. The trading price of our Shares increased by approximately 39.2% to $9.97 per Share at the end of 2013 from $7.16 per Share at the end of 2012.

In 2013, we undertook several initiatives to improve efficiencies, reduce our costs and otherwise enhance our business. In 2013, we implemented a reduction in the Celgar mill’s workforce by approximately 85 employees to decrease its fixed costs and realize approximately $8.0 million to $10.0 million in annual pre-tax costs savings once such restructuring has been completed, with approximately 80% of such savings to be realized in 2014. We continued to implement capital projects designed to enhance our mills’ operating efficiencies and increase pulp and energy production. The most significant project in 2013 was Project Blue Mill at our Stendal mill, which was a $49.3 million capital project designed to increase its pulp and green energy production capacity by approximately 30,000 ADMTs and 109,000 MWh, respectively. The project was completed largely on time and under budget in 2013 and started generating power sales in or about the end of September 2013. The project has to date met our performance expectations.

The following table summarizes selected key financial and operating results for 2013 compared to 2012.

	Years Ended December 31,
	2013	2012	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,444.5	1,468.3	(1.6)
Pulp sales (‘000 ADMTs)	1,440.1	1,473.5	(2.3)
Average NBSK list price in Europe ($/ADMT)	$864	$813	6.3
Pulp revenues	$996.2	$979.8	1.7
Energy production (‘000 MWh)	1,710.2	1,704.1	0.4
Energy and chemical revenues	$92.2	$93.0	(0.9)
Total revenues	$1,088.4	$1,072.7	1.5
Operating EBITDA(1)	$110.3	$137.7	(19.9)
Net income (loss)	$(26.4)	$(15.7)	68.2
Price per Share as of fiscal year end(2)	$9.97	$7.16	39.2

	December 31,
	2013	2012	Change (%)
	(in millions, other than ratios)
Balance Sheet Data:
Cash and cash equivalents	$147.7	$137.4	7.5
Working capital	$306.3	$275.0	11.4
Long-term liabilities	$1,034.7	$1,012.9	2.2
Restricted Group(3) long-term liabilities	$394.8	$343.1	15.1
Ratios:
Long-term debt to equity	2.8 to 1	2.6 to 1	7.7
Restricted Group(3) long-term debt to equity	0.8 to 1	0.7 to 1	14.3

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2013 compared to the year ended December 31, 2012 in our Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this Proxy Statement.
(2)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 31, 2013 and December 31, 2012, respectively.
(3)	Under the indenture governing our 9.5% Senior Notes due 2017, our “Restricted Group” is comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

In accordance with our emphasis on pay for performance, compensation awarded to our NEOs for fiscal 2013 reflected a balance between our overall strong operating performance, initiatives to enhance our business and improvement in the trading price of our Shares, offset by weaker financial results. In making decisions on performance-based compensation for fiscal 2013, the Committee also weighed and considered the Company’s performance against its industry peer group, consisting of pulp producers and other companies in the forest products industry. In this respect, although 2013 results generally declined from 2012, such 2013 results were, on a relative basis, generally favorable compared to the Company’s Peer Group Companies (as hereinafter defined). Additionally, the Committee also weighed and considered the Company’s business initiatives and progress in enhancing energy and chemical generation and sales, improving efficiencies and reducing operating costs.

The Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our NEOs but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Base Salaries. In February 2014, based on the criteria underlying our base salary compensation and a review of market compensation, we increased the base salaries of our Chief Executive Officer and Chief Financial Officer by 2% from the 2013 levels, which were unchanged from 2012 levels. In February 2014, salaries for our other NEOs increased by approximately 2%, primarily as a result of cost of living adjustments.

The following table shows the increase in the annual basic salary approved in February 2014 for our NEOs:

Name	2013 Basic Salary(1)	Salary Increase (%)	2014 Basic Salary(1)
Jimmy S.H. Lee	$650,558	2.0	$663,835
David M. Gandossi	$450,000	2.5	$461,165
Claes-Inge Isacson	$485,794	1.5	$493,096
Leonhard Nossol	$343,335	1.5	$348,513
Wolfram Ridder	$381,970	1.5	$387,679

(1)	Amounts are paid in Euros or Canadian dollars using the average Federal Reserve Bank of New York spot rate over 2013.

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding bonuses for our NEOs in respect of their fiscal 2013 performance, the Committee reviewed and considered:

•	the Company’s strong operating performance;

•	the Company’s financial performance (including Operating EBITDA, net income and share price) relative to prior performance, budgeted forecasts and to Peer Group Companies;

•	new initiatives and capital projects to improve efficiency, reduce costs and enhance our business; and

•	each NEO’s achievement of his annual performance objectives for 2013.

For fiscal 2013, the Committee balanced our strong operating performance, new initiatives to enhance our operations, such as Project Blue Mill and the Celgar workforce reduction, and the improvement in the trading price for our Shares with the decline in important financial elements, such as Operating EBITDA and net income. As a result, the Committee determined that the bonuses paid to our CEO and CFO for fiscal 2013 would be generally maintained at the same levels as fiscal 2012. In addition, for substantially similar reasons, the Committee determined that the fiscal 2013 bonuses for our other NEOs would also be substantially the same as for fiscal 2012.

Chief Executive Officer Performance. The Committee evaluated Mr. Lee’s achievement of his 2013 performance objectives and his leadership role and guidance in, among other things:

•	continuing to improve mill operations and efficiencies, allowing us to achieve record annual pulp production and energy generation at our German mills;

•	continuing to lead and drive our focus and expansion on carbon neutral bio-energy generation and sales, including completing Project Blue Mill at our Stendal mill on time and under budget;

•	implementing the workforce reduction and other initiatives to reduce fixed costs and improve efficiency at the Celgar mill;

•	completing our registered public offering of $50.0 million aggregate principal amount of additional Senior Notes at an issue price of 104.5%;

•	amending the Stendal mill’s credit facilities to provide it greater financial flexibility by, among other things, waiving compliance with certain financial ratios in 2013, amending such ratios to make them less restrictive and reducing the amount required to cure failures to satisfy such ratios;

•	continuing to focus on cost reductions; and

•	continuing the strong safety and environmental performance at our three mills.

Other NEO Performance. In determining the bonus compensation for our other NEOs, the Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments set out above and reviewed each NEO’s individual performance and achievement of their individual and our overall 2013 performance objectives.

Based upon the foregoing performance review of our NEOs, the Committee awarded short-term cash bonuses for fiscal 2013, as set forth in the following table:

Name	Cash Bonus(1)(2)(3)	Percentage of 2013 Basic Salary
Jimmy S.H. Lee	$497,876	77%
David M. Gandossi	$354,369	79%
Claes-Inge Isacson	$ 97,185	20%
Leonhard Nossol	$ 75,544	22%
Wolfram Ridder	$ 92,937	24%

(1)	Awarded in February 2014 in respect of fiscal 2013.
(2)	For awards declared in February 2013 in respect of fiscal 2012, see table on page 41.
(3)	Amounts awarded and paid in Euros or Canadian dollars.

Incentive Equity Grants or Awards. Our 2010 Plan allows the Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

The Committee did not make any equity award grants in fiscal 2013 or 2012 to our NEOs, other than 12,159 and 18,238 performance share units issued to Mr. Isacson in August 2013 and March 2012, respectively, in each case as a result of the extension of his employment contract.

In February 2011, we had awarded performance share units (the “2011 PSUs”) to our entire senior management, including all of our NEOs, under our 2010 Plan. The performance of our NEOs for the 2011 PSUs was measured over a three-year period commencing January 1, 2011 and ending December 31, 2013; however, final awards will vest incrementally following the completion of the performance period.

The performance criteria for the 2011 PSUs, referred to as the “2011 Performance Criteria”, was based:

•	40% on the Company’s Operating EBITDA in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to Peer Group Companies;

•	40% on the Company’s Share price performance as reported in local currency quarterly, annually and for the performance period relative to the Peer Group Companies (and indexed to the first quarter of 2011); and

•	20% based upon individual leadership and strategic initiatives taken by an individual NEO as determined in the sole discretion of the Committee.

In 2014, the Committee reviewed the performance by each NEO with reference to each component of the 2011 Performance Criteria. As to each component of the 2011 Performance Criteria, the Committee determined that each NEO achieved performance objectives that will entitle such NEO to a payout of the following percentages of the maximum award subject to such component:

•	75% of the maximum performance share units which vesting is based upon the Company’s Operating EBITDA in Euros per tonne of NBSK pulp compared to Peer Group Companies;

•	100% of the maximum performance share units which vesting is based on the Company’s Share price performance relative to the Peer Group Companies; and

•	75% of the maximum performance share units which vesting is based upon individual leadership and strategic initiatives taken by an individual NEO.

After reviewing the achievement of performance objectives by each NEO with reference to the 2011 Performance Criteria, the Committee determined, which determination was approved by the Board, that 85% of the 2011 PSUs will vest in the following three tranches:

•	50% of such vested 2011 PSUs on May 5, 2014;

•	25% of such vested 2011 PSUs on December 31, 2014; and

•	25% of such vested 2011 PSUs on December 31, 2015.

85% of the performance share units awarded to Mr. Isacson in 2012 and 2013 will vest on May 5, 2014. The vested 2011 PSUs and Mr. Isacson’s vested performance share units are collectively referred to herein as the “Vested 2011 PSUs”.

All unvested 2011 PSUs and unvested performance share units awarded to Mr. Isacson in 2012 and 2013 will be forfeited. See “Narrative Disclosure to Outstanding Equity Awards at Fiscal Year End Table” on page 45 of this Proxy Statement.

Redesigned Long-Term Incentives for Executives. In 2014, the Committee and the Board determined to redesign our long-term incentives for executives by, among other things:

•	redesigning the performance criteria to be used in determining performance for the purposes of vesting of performance stock units or restricted stock units;

•	establishing a new and expanded peer group of companies for comparative purposes; and

•	implementing a rolling three-year incentive system with yearly payouts.

The new long-term incentives for executives, referred to as the “2014 LTIP”, is a “rolling” three-year incentive system with yearly payouts commencing in 2017, compared to the 2011 PSUs which were three-year back-to-back incentives that paid out only at the end of a three-year period. The 2014 LTIP will be implemented through awarding principally performance share units or restricted share units to executives. The 2014 LTIP provides for yearly awards to executives with a three-year performance period, at the discretion of the Committee. Pursuant to the 2014 LTIP, commencing in 2017, executives will have awards eligible for vesting on an annual basis.

Pursuant to the 2014 LTIP, the Committee determined a “target” level of performance share or restricted share units for executives that ranged between 50% to 100% of their basic salary. For example, the “target” level for the Chief Executive Officer was set at 100% of his basic salary, and the “target” level was set at lower percentages for other executives. The 2014 LTIP provides that executives can earn between 0% to 200% of the target level of awards based upon achievement of performance objectives pursuant to the 2014 Performance Criteria, as defined below.

The number of performance or restricted share units that actually vest and the Shares actually earned will be based on the achievement of the performance criteria established by the Committee, referred to as the “2014 Performance Criteria”. The performance period for the initial awards granted in 2014 will run from January 1, 2014 through December 31, 2016, with vesting to be determined in 2017 after year-end audited financial statements are available for fiscal 2016. The performance period for subsequent awards under the 2014 LTIP will also be three years. The Committee will have the opportunity to assess the effectiveness of the 2014 LTIP each year and make adjustments, if needed, to the 2014 LTIP.

The 2014 Performance Criteria established by the Committee consists of three equally weighted components:

(1)	Absolute Return on Average Assets, referred to as “ROAA”. Calculated by dividing net income by average assets, with the result for the three-year performance period being a simple average of the ROAA for each of the three years, as follows:

Three-Year Average ROAA	Payout of Target
<1%	0%
1.00% to 1.99%	50% to 90%
2.00% to 2.99%	100% to 199%
>3.00%	200%

(2)	Total Shareholder Return, referred to as “TSR”. The return on the Shares, including price appreciation and dividend payouts, over the three-year performance period compared to a new expanded peer group of companies, referred to as the “Revised Peer Group”, comprised of:

•	Borregaard ASA;
•	Canfor Pulp Products Inc.;
•	Domtar Corporation;
•	ENCE Energia y Celulosa SA;
•	Fibria Celulose SA;
•	Resolute Forest Products Inc.;
•	Rottneros AB;
•	Stora Enso Oyj;
•	Tembec Inc.;
•	UPM-Kymmene Oyj; and
•	West Fraser Timber Co. Ltd.,

and determined as follows:

TSR Percentile Ranking to Peers	Payout of Target
<33 percentile	0%
33 to 65 percentile	50% to 90%
60 to 90 percentile	100% to 199%
>90 percentile	200%

(3)	New Business Initiatives, referred to as “NBIs”. NBIs shall be new business initiatives being undertaken by management which the Committee has approved as qualifying for the NBI component of the 2014 Performance Criteria. In connection with the Committee’s approval of a business initiative as an NBI under this component, the Committee shall establish metrics to assess and determine whether such NBI was successfully implemented and its subsequent effect on the Company’s business and operations. Not all business initiatives that management or we undertake will qualify as an NBI under this component.

As some NBIs may take time to develop and successful implementation could extend beyond the three-year performance period, the Committee will use its judgment in awarding a payout under this component of the 2014 Performance Criteria.

The quality of NBIs will be rated by the Committee on a scale of 1 to 4, with 1 being no NBIs proposed and 4 being NBIs proposed and approved by the Board and measures initiated and successfully implemented to metrics approved by the Committee, as follows:

NBI Rating	Payout of Target
1	0%
2	50%
3	100%
4	200%

For each of the three components of the 2014 Performance Criteria, the Committee will “interpolate” performance between ranges. For the TSR component, the Committee shall use, as the starting price of the various securities, the average trading price of the securities for the first 20 days of trading of 2014 and, as the end price, the average trading price of the securities for the last 20 days of trading in 2016. Any awards under the 2014 LTIP that do not vest pursuant to the 2014 Performance Criteria will be forfeited.

In 2014, based upon the recommendation of the Committee, our Board awarded an aggregate of 657,554 performance share units, referred to as the “2014 PSUs”, under our 2010 Plan to our executives, including our NEOs except for Mr. Isacson. The 2014 PSUs are eligible to vest over a three-year performance period measured from January 1, 2014 and ending December 31, 2016; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available.

Each 2014 PSU represents one Share. As a result, the number of 2014 PSUs issued to executives was 200% of the target level, being the maximum amount of Shares that our executives may earn pursuant to the 2014 LTIP.

The following table sets forth the number of 2014 PSUs awarded to our NEOs:

Name	Target Level for 2014 PSUs(1)(2)	Target Level as a Percentage of 2014 Basic Salary	Maximum 2014 PSUs(1)(2)	Maximum 2014 PSUs as a Percentage of 2014 Basic Salary
Jimmy S.H. Lee	71,537	100	143,074	200
David M. Gandossi	30,322	67	60,644	134
Claes-Inge Isacson	—	—	—	—
Wolfram Ridder	20,889	50	41,778	100
Leonard Nossol	18,778	50	37,556	100

(1)	Each performance share unit awarded was valued at $9.50, which was the closing market price of the Shares on February 12, 2014, the last trading day prior to the date of the award.
(2)	These awards are eligible to vest in 2017 based upon the 2014 Performance Criteria.

Compensation Framework

Our compensation philosophy for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. We also believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and significantly lower share prices and to increase during periods of increased earnings and higher share prices.

Our executive compensation program is designed to achieve the following key objectives:

•	attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	align the interests of our executives with the long-term interests of our Shareholders.

To achieve our objectives, we use a mix of base pay, incentive opportunities (short and long-term) and other benefits and rewards intended to be competitive in the market while focusing a significant portion of our NEOs’ opportunities on at-risk incentive pay.

We use the following principles in the design and administration of the compensation program for our NEOs and other executives:

•	Market Competitiveness. Total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•	At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to Company performance, to achieve payouts.

•	Pay-for-Performance. Compensation should be linked to individual and Company performance.

•	Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a meaningful portion of our executives’ compensation. We have realigned our long-term incentives for executives pursuant to the 2014 LTIP to further align such interests.

•	Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•	Simple Pay Programs. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance and control costs.

•	Clear Communication. Compensation should clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals by executives.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Committee submits several key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Committee after our fiscal year end and when our financial statements for such year are finalized.

The Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

In making compensation decisions, the Committee considers a number of other sources, including:

Individual Officer Performance Evaluations. The Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed below. Further, as part of the evaluation, the Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs.

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to the Committee performance evaluations for our other NEOs and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against performance goals. Such recommendations were also consistent with our compensation objectives. The committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The Committee did not request, and management did not provide, specific recommendations for fiscal 2013 compensation for our CEO. In accordance with NASDAQ rules, our CEO, Mr. Lee, was not present when his compensation was being discussed or approved, did not vote on executive compensation matters and neither he nor other members of management attended executive sessions of the Committee.

Among the information considered by the Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, energy generation and sales, mill margins, commission and selling expenses, Operating EBITDA and net income. In addition, our Chief Operating Officer provides certain mill performance information relating to our operations, including environmental performance and health and safety measures and those of some of our competitors.

Independent Consultants. The Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs.

The Committee did not engage any compensation consultants in respect of compensation awards in respect of fiscal 2013. However, in 2013, the Committee engaged Towers Watson & Co., referred to as “Towers Watson”, as its compensation consultant to assist it with:

•	the redesign and implementation of the Company’s long-term incentive compensation program to be effective as of January 1, 2014 and, in particular, the establishment of the 2014 LTIP, the 2014 Performance Criteria and the 2014 PSUs,

•	assessing and assisting the Committee in reviewing and revising as required the Company’s “peer group” and establishing the Revised Peer Group for comparative purposes, including for the 2014 LTIP; and

•	assessing whether the Company’s executive and director compensation levels are within the range of acceptable market practice.

Towers Watson’s fees for such compensation consultation to the Committee were $58,792.

Towers Watson has also been retained by the Company to assist in the administration of our mill’s employee pension plan and retirement program. In particular, Towers Watson advises the Company’s management on the administration of the employee pension plan, provides actuarial and valuation calculations and conducts regular reviews of the performance of the employee pension plan. Towers Watson’s fees for such services in fiscal 2013 were $352,502.

Based on the policies and procedures implemented by the Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive compensation consulting services, the Committee believes that the consulting advice it received from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons. In addition to periodically seeking advice from independent consultants, the Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies, which in fiscal 2013 principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion). We review compensation paid at these companies because their business and size made them comparable to us and to ensure that our compensation levels are within the range of comparative norms. In 2013, using public filings, the Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Catalyst Paper Corporation, Fibrek Inc., Rottneros AB, Tembec Inc., Fibria Cellulose AB, West Fraser Timber Co. Ltd. and Canfor Pulp Limited Partnership, collectively referred to as the “Peer Group Companies”.

In connection with the redesign and implementation of the Company’s long-term incentive compensation program to be effective from January 1, 2014, the Committee also reviewed the Peer Group Companies. The Committee and Towers Watson determined that, as a result of mergers, business combinations and other corporate events, the number of companies comprising the Peer Group Companies had declined to too few a number. As a result, the Committee determined to expand the same to include other companies that produce reasonably similar products as the Company and generally compete in the Company’s markets. After consultation with Towers Watson and management of the Company and a review of public filings, the Committee expanded and revised the list of Peer Group Companies to be comprised of the Revised Peer Group Companies.

The Committee and the Board used the Peer Group Companies for comparative purposes for fiscal 2013. Commencing in 2014 and for the purposes of the 2014 LTIP, the Committee and the Board intend to use the Revised Peer Group Companies for comparative purposes.

For fiscal 2013, the Committee considered the total direct compensation for our NEOs, long-term incentives and program costs in the context of the performance of the Company relative to the Peer Group Companies. We generally target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow the Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to a NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our Peer Group Companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Committee reviews total compensation levels for our NEOs at least annually, including each element of compensation provided to an individual NEO and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the NEO’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Committee also considers benchmarking information with respect to our Peer Group Companies with the goal of targeting overall compensation for our NEOs within the median range. The committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Compensation Components

We use four principal components in the overall compensation of our NEOs.

Base Salaries. Base salaries for our NEOs provide base compensation for day-to-day performance and are based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives. In addition, the impact a NEO is expected to make to our business in the future is considered. We also consider our base salaries in the context of the markets in which we operate with the objective of attracting and retaining high quality executives to run our business and drive success. Salaries are targeted with the median range of our Peer Group Companies and provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. The Committee normally considers salary adjustments for executive officers annually in the first quarter of the year. Increases in salaries generally are based on the market level salary for the role an executive serves, overall budgets and specific talent needs. We also make small periodic adjustments to reflect cost of living increases.

Annual Incentive Cash Bonuses. We generally provide annual incentive opportunities in the form of cash bonuses to our NEOs to motivate their performance in meeting our current year’s business goals and encourage superior performance. These bonuses are awarded based on the expectations of the Board and management for our financial and operating performance in a particular period and the contribution of a NEO in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO position and responsibility. Each year, the Company establishes a business plan for the forthcoming year. Based on this business plan, the Committee considers the financial, strategic and other goals for the Company outlined by our NEOs. The committee uses this business plan as one benchmark to measure our NEOs’ performance in achieving the Company’s goals. The committee also considers the contribution of a NEO to our business and operations generally. The committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor. Also, in determining the bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer, the committee considers recommendations by our Chief Executive Officer.

Long-Term Incentive Compensation. Our NEOs may be granted long-term equity incentives in the form of options, restricted stock, restricted stock rights, performance shares, performance share units and/or share appreciation rights under our 2010 Plan.

Awards are designed to drive Company performance, align the interests of executives with those of Shareholders, retain executives long-term and provide wealth accumulation opportunities for executives. Awards are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets. Awards generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership.

Performance for awards granted under the 2010 Plan prior to 2014 was generally measured over a three-year performance period commencing from January 1 of the year the award was granted; however, such awards will generally vest incrementally following the completion of the performance period. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The Committee utilized the 2011 Performance Criteria to determine performance by our executives in respect of the performance share units granted under the 2010 Plan prior to 2014.

In 2014, the Committee realigned our long-term incentives for executives and established the 2014 LTIP. The Committee will utilize the 2014 Performance Criteria to determine performance by our executives in respect of the 2014 PSUs to determine the achievement of performance objectives by our executives. The 2014 LTIP is a “rolling” three-year incentive system with yearly awards. Commencing in 2017, executives will have awards eligible for vesting on a yearly basis.

Under our 2010 Plan, as well as our standard practice, all equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing price of our Shares quoted on NASDAQ on the business day immediately preceding the date of grant.

The Committee reviews incentive grants on an annual basis as part of its analysis of total compensation and the balance between the different elements thereof.

Benefits. We also provide a number of other benefits to our NEOs for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to Peer Group Companies. These benefits are set forth in Footnote 5 to the Summary Compensation table on page 41 of this Proxy Statement. They consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits may include periodic physical consultations, dental and pharmaceutical benefits. Under our retirement programs, contributions are made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

Pursuant to the terms of his employment agreement with us, our Chief Executive Officer receives, in lieu of other benefits such as automobile, medical, pension and retirement programs, a lump sum living allowance of €75,000 (approximately $100,000) per annum in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

VARIABLE PAY AT RISK

The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role in the Company and, to a lesser extent, geographic location. In general, employees with more ability to directly influence overall performance have a greater portion of pay at risk through short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

In 2013, we did not make any equity awards to our NEOs, other than 12,159 performance share units to our Chief Operating Officer, Mr. Isacson, as a result of the extension of his employment contract.

The graph below shows the balance of the elements that comprised total direct compensation for our Chief Executive Officer and our other NEOs as a group paid in 2013, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2013 base salary.

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 43 and under “Potential Payments upon Termination or Change of Control” beginning on page 48 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to the NEO in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments upon Termination of Change of Control” beginning on page 48 of this Proxy Statement.

Post-Retirement Compensation

We do not provide retirement benefits for our CEO. We do provide retirement benefits to other NEOs through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only NEO participating in the North American program.

The European program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder and Nossol are the NEOs participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs for fiscal 2013, the Committee, among other things, considers the following performance measures:

•	Operating EBITDA – We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	Operating EBITDA per tonne of NBSK pulp as compared to the Peer Group Companies;

•	our financial and operating targets for a period and the contributions of our NEOs in achieving these targets;

•	contributions of our NEOs to our business and operations generally;

•	our NEOs’ progress on meeting pre-set and approved individual goals for the fiscal year;

•	the Company’s Share performance relative to the Peer Group Companies;

•	contributions of our NEOs to the successful completion of major transactions such as material acquisitions or financing related transactions; and

•	the operating performance of our mills, including pulp and energy production, environmental and health and safety performance and operating costs.

The above performance measures are evaluated based on the overall judgment of the Committee without giving fixed or specific weighting to any particular measure.

Commencing in 2014, the Committee will also consider our NEOs’ performance in respect of the 2014 Performance Criteria.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided Shareholders a “say on pay” advisory vote on its executive compensation in 2013. At our 2013 Annual Meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 79% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The committee considered the results of the 2013 advisory vote. The Committee also considered many other factors in evaluating the Company’s assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors bore on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2013 “say on pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary, annual bonus and long-term equity incentive compensation) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	a balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	a balanced mix of short-term and long-term incentives;

•	performance and time-based vesting requirements for performance awards;

•	a prohibition on hedging Company stock; and

•	clawback provisions for equity awards.

Management and the Committee have considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Internal Pay Equity

The Committee considers internal pay equity, among other factors, when making compensation decisions. However, the committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. He also generally receives more of his pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. Given Mr. Lee’s responsibility for overall Company performance, the Committee and independent directors of the Company believe that compensating the CEO at a higher level than other executives and weighting the CEO’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with market practices and appropriately reflects his contribution.

We believe the fiscal 2013 target total direct compensation for the NEOs other than the CEO in relation to the compensation targeted for the CEO and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our CEO are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation, and, therefore, it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the 2010 Plan has been approved by our Shareholders. However, in the future, the Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our executive compensation program has been appropriately designed to attract, retain and motivate our NEOs, drive our financial and operating performance, encourage teamwork and align the interests of our NEOs with the long-term interests or our Shareholders.

We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our Peer Group Companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs. It is important to note that the summary compensation table and the grant of plan based awards table only reflect equity awards actually issued in fiscal 2013 and 2012 which were based on fiscal 2012 and 2011 performance, respectively.

All of our NEOs are paid in currencies other than United States dollars. Mr. Gandossi is paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors:

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Jimmy S. H. Lee(6) Chief Executive Officer	2013	650,558	497,876	—		—	—	—	99,575	1,248,009
	2012	626,925	469,390	—		—	—	—	96,450	1,192,765
	2011	635,634	508,044	3,849,722	(11)	—	—	—	104,393	5,097,793

David M. Gandossi(7) Secretary, Executive Vice President and Chief Financial Officer	2013	450,000	354,369	—		—	—	50,571	36,344	891,284
	2012	461,527	355,213	—		—	—	49,604	37,464	903,808
	2011	438,863	358,840	662,281		—	—	47,417	36,418	1,543,819

Claes-Inge Isacson(8) Chief Operating Officer	2013	485,794	97,185	—		—	—	—	41,094	624,073
	2012	463,603	83,461	141,345		—	—	—	36,275	724,684
	2011	487,165	87,690	603,069		—	—	—	53,353	1,231,277

Wolfram Ridder(9) Vice President of Business Development	2013	381,970	92,937	—		—	—	—	53,736	528,643
	2012	364,452	102,880	—		—	—	—	50,287	517,619
	2011	382,912	111,352	458,713		—	—	—	53,157	1,006,134

Leonhard Nossol(10) Group Controller, Europe and Managing Director of Rosenthal	2013	343,335	75,544	—		—	—	—	52,312	471,191
	2012	327,673	72,144	—		—	—	—	50,073	449,890
	2011	344,356	75,719	412,873		—	—	—	52,541	885,489

(1)	Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2013, the U.S. dollar had decreased by approximately 4.5% in value against the Euro and increased by approximately 6.5% against the Canadian dollar since December 31, 2012. Where amounts shown were paid in Euros or Canadian dollars, such amounts were converted using the applicable average Federal Reserve Bank of New York noon spot rate for 2013.
(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.

(3)	Stock awards previously awarded to NEOs consist primarily of performance shares and units issued under the 2004 Plan (as defined below) and performance share units issued under the 2010 Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2013 and prior fiscal years as determined in accordance with ASC 718. In August 2013 and in March 2012, 12,159 and 18,238 performance share units, respectively, were granted to Mr. Isacson under the 2010 Plan as a result of the extension of his employment contract. In 2011, Shares were issued to our NEOS in connection with the vesting of performance shares and units granted to such persons in 2008. The fair value of these awards is based on a Share price of $11.95, being the closing price at the time of vesting. The fair value of these awards had previously been disclosed at $nil for the 2010 and 2009 fiscal years because, pursuant to ASC 718, the performance shares and units previously awarded to NEOs were not considered to be granted until fiscal year 2011 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2010. In addition, in February 2011, we granted the 2011 PSUs to our NEOs under our 2010 Plan. 85% of the performance share units granted to Mr. Isacson will vest in May 2014 and 85% of the 2011 PSUs will vest in the following three tranches: 50% of such vested performance share units will vest on May 5, 2014; 25% of such vested performance share units will vest on December 31, 2014; and 25% of such vested performance share units will vest on December 31, 2015. The fair value of the performance share units granted to Mr. Isacson is disclosed as $nil for the 2013 and 2012 fiscal years and the fair value of the 2011 PSUs is disclosed as $nil for the 2013, 2012 and 2011 fiscal years because, pursuant to ASC 718, such performance share units were not considered to be granted until fiscal year 2014 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2013. As at the Record Date, the closing daily share price since the 2011 PSUs were awarded ranged from a high of $14.88 to a low of $5.14. Details on the stock awards can be found in the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table on pages 44 and 45 of this Proxy Statement. For information regarding assumptions underlying the value of equity awards, see the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011, respectively.
(4)	The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account, which account records those retirement plan contributions in excess of the applicable statutory limit.
(5)	Included in “All Other Compensation” for the fiscal years ended December 31, 2013, 2012 and 2011 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2013	—	—	99,575 (living allowance)
	2012	—	—	104,393 (living allowance)
	2011	—	—	99,456 (living allowance)

David M. Gandossi	2013	10,729	23,126	2,489 (life insurance and special medical)
	2012	11,397	22,984	3,083 (life insurance and special medical)
	2011	11,453	22,693	2,272 (life insurance and special medical)

Claes-Inge Isacson	2013	304	40,790	—
	2012	248	36,027	—
	2011	168	53,185	—

Wolfram Ridder	2013	11,375	42,361	—
	2012	10,428	39,859	—
	2011	11,287	41,870	—

Leonhard Nossol	2013	14,255	38,057	—
	2012	13,807	36,265	—
	2011	14,945	37,596	—

(6)	The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Committee, which amount is reflected in the column “All Other Compensation”.
(7)	In 2013, we contributed $62,233 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out beginning on page 38 of this Proxy Statement.
(8)	In 2013, we contributed $40,790 to Mr. Isacson’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(9)	In 2013, we contributed $42,361 to Mr. Ridder’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(10)	In 2013, we contributed $38,057 to Mr. Nossol’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(11)	In addition to 106,755 Shares issued to Mr. Lee in 2011 in connection with the vesting of performance awards granted in 2008 (having a grant date fair value of $1,275,722), Mr. Lee was also granted 200,000 shares of restricted stock in February 2011 in connection with his role as our Chief Executive Officer. One fifth of these awards vested on each of March 1, 2012, March 1, 2013 and March 1, 2014, while the remaining shares will vest and become non-forfeitable in equal amounts on March 1, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment. The grant date fair value of this award is based on a share price of $12.87 per share, being the trading price at the time of grant.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Chief Executive Officer. Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Chief Financial Officer, Executive Vice President. Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of C$320,000 (which number is reviewed by the Board or the Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Chief Operating Officer. Mr. Isacson is a party to an amended and restated employment agreement with us dated January 30, 2014 which provides for an annual base salary of €365,900. Mr. Isacson is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement will terminate on September 30, 2014.

Group Controller Europe, Managing Director Rosenthal. Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Grant of Plan-Based Awards Table

The following table sets forth information regarding awards granted during 2013 pursuant to our 2010 Plan to our NEOs:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee	—	—	—	—	—	—	—	—	—	—	—
David Gandossi	—	—	—	—	—	—	—	—	—	—	—
Claes-Inge Isacson	—	—	—	—	6,080	9,668	12,159(4)	—	—	—	—
Leonhard Nossol	—	—	—	—	—	—	—	—	—	—	—
Wolfram Ridder	—	—	—	—	—	—	—	—	—	—	—

(1)	The Committee did not grant any awards under the 2010 Plan in respect of fiscal 2013 to our NEOs, other than 12,159 performance share units issued to Mr. Isacson in August 2013 as a result of the extension of his employment contract by six months.
(2)	The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Committee). If threshold performance is not satisfied, a NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Committee) and the “Maximum” amount reported represents vesting of 100% of the performance award if the maximum realistic objective is achieved (as determined by the Committee). See page 39 of this Proxy Statement for further details on the performance criteria used by the Committee.
(3)	Stock awards previously awarded to NEOs consist primarily of the 2011 PSUs and 30,397 performance share units granted to Mr. Isacson in 2012 and 2013. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2013 and prior fiscal years as determined in accordance with ASC 718. Pursuant to ASC 718, the 2011 PSUs and performance share units granted to Mr. Isacson in 2012 and 2013 were not considered to be granted until fiscal year 2014 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2013. As a result, the fair value of 2011 PSUs and performance share units granted to Mr. Isacson in 2012 and 2013 is disclosed as $nil for the 2013 fiscal year.
(4)	On August 21, 2013, Mr. Isacson was awarded an additional 12,159 performance share units in connection with his entering into an amended and restated employment agreement.

Narrative Disclosure to Grant of Plan-Based Awards Table

2010 Plan

In August 2013, Mr. Isacson was awarded an additional 12,159 performance share units in connection with his entering into an amended and restated employment agreement with the Company. Each performance share unit represented one Share and up to the maximum number of Shares that were scheduled to vest after completion of the performance period ending on December 31, 2013, depending upon the achievement of the 2011 Performance Criteria.

In the event of a change of control, the performance share units may vest earlier but remain subject to the aforementioned performance criteria in determining the exact number of Shares which will vest with the individual.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2013:

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Jimmy S. H. Lee	—		—	—	—	—	120,000	1,196,400	198,008		1,974,140
David M. Gandossi	—		—	—	—	—	—	—	92,883		926,044
Claes-Inge Isacson	—		—	—	—	—	—	—	30,397	(5)	303,058
Leonhard Nossol	25,000	(6)	—	—	7.92	September 10, 2015	—	—	51,565		514,103
Wolfram Ridder	20,000	(7)	—	—	7.92	September 10, 2015	—	—	57,339		571,670

(1)	Reflects the unvested balance of the 200,000 shares of restricted stock granted to Jimmy Lee in February 2011 in connection with his role as our Chief Executive Officer. One-fifth of these awards vested on each of March 1, 2012, March 1, 2013 and March 1, 2014, while the remaining Shares will vest and become non-forfeitable in equal amounts on March 1, 2015 and 2016, respectively.
(2)	Based on the closing Share price of $9.97 per Share on the NASDAQ Global Select Market as at December 31, 2013.
(3)	Reflects the 2011 PSUs awarded in 2011 and the performance share units awarded to Mr. Isacson in 2012 and 2013. The vesting of such awards is contingent upon the achievement of the 2011 Performance Criteria. In 2014, the Committee and Board determined to vest 85% of the 2011 PSUs as to 50% on May 5, 2014 and 25% each on December 31, 2014 and 2015. 85% of the performance share units awarded to Mr. Isacson will all vest on May 5, 2014. See discussion beginning on page 46 on this Proxy Statement.
(4)	Based on the closing Share price of $9.97 per Share on the NASDAQ Global Select Market as at December 31, 2013.
(5)	In August 2013 and March 2012, Mr. Isacson was awarded an additional 12,159 and 18,238 performance share units, respectively, in connection with the extension of his employment contract.
(6)	Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007.
(7)	Mr. Ridder’s options to acquire up to 20,000 Shares became fully vested on September 9, 2007.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year-End Table

2011 PSUs and Restricted Stock Grant

In February 2011, we awarded the 2011 PSUs to our NEOs as an incentive for the creation of long-term competitive operating excellence and shareholder value in the amounts set opposite their names in the above table. Further, Mr. Isacson received 18,238 performance share units and 12,159 performance share units in March 2012 and August 2013, respectively.

The performance period for the 2011 PSUs commenced on January 1, 2011 and ended on December 31, 2013. Determinations as to the achievement of the performance objectives by each NEO were made by the Committee with reference to the 2011 Performance Criteria.

In 2014, the Committee determined that, and the Board approved, a final award of 85% of the 2011 PSUs and 85% of the performance share units awarded to Mr. Isacson that will vest: 50% on May 5, 2014; 25% on December 31, 2014; and 25% on December 31, 2015, other than those for Mr. Isacson which will all vest on May 5, 2014. All unvested 2011 PSUs and unvested performance share units previously awarded to Mr. Isacson will be forfeited.

The following table sets forth the number of Vested 2011 PSUs and Shares that will be issued to our NEOs when their performance share units vest as described above on the dates set forth below:

Name	Total Vested 2011 PSUs(1)	Vesting Date
		May 5, 2014	December 31, 2014	December 31, 2015
Jimmy S.H. Lee	168,307	84,153	42,077	42,077
David M. Gandossi	78,951	39,475	19,738	19,738
Claes-Inge Isacson	25,839	25,839	—	—
Wolfram Ridder	48,739	24,369	12,185	12,185
Leonard Nossol	43,831	21,915	10,958	10,958

(1)	Each represents one Share.

In determining the number of 2011 PSUs and performance share units of Mr. Isacson to vest, the Committee utilized the 2011 Performance Criteria made up of:

•	40% is based upon the Company’s Operating EBITDA (as measured by the Company as at December 31, 2010) in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to the Peer Group Companies;

•	40% is based upon the price (in local currency) of the Shares, as reported quarterly, annually and for the performance period, relative to the Peer Group Companies (and indexed to the first quarter of 2011); and

•	20% is based on individual leadership and strategic initiatives taken by the NEO as determined in the sole discretion of the Committee. In particular, the Committee considered the extent to which an NEO has: contributed to the articulation of a clear, concise strategic direction for the Company; has demonstrated a clear understanding of the external conditions affecting the Company’s long-term prospects; has encouraged others to accept and adapt to necessary changes; and has identified strategic opportunities and supports activities that position the Company for future success.

In determining the number of 2011 PSUs and performance share units of Mr. Isacson to vest and Shares to be awarded to each NEO, the Committee used the following table as guidance in evaluating the Company’s Operating EBITDA and share price performance relative to the Peer Group Companies:

Performance Level	Relative Measure (the Company against the Peer Group Companies)	Payout (% of maximum award)
Below Threshold	Less than 25th percentile	0
Threshold	25th percentile or better than two members of the peer group	50
Target	50th percentile or better than four members of the peer group	75
Maximum	75th percentile or better than six members of the peer group	100

For the purposes of determining the performance levels outlined above, Operating EBITDA was derived from financial information calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States as measured by the Company as at December 31, 2013. The Committee retains the discretion to consider differences in GAAP reporting among the Peer Group Companies in measuring EBITDA performance, as several of the Peer Group Companies will be reporting their results of operations in 2013 pursuant to “International Financial Reporting Standards” or already do so.

In 2014, the Committee reviewed the performance by each NEO with reference to each component of the 2011 Performance Criteria. As to each component of the 2011 Performance Criteria, the Committee determined that each NEO achieved performance objectives that will entitle such NEO to a payout of the following percentages of the maximum award subject to such component:

•	75% of the maximum performance share units which vesting is based upon the Company’s Operating EBITDA in Euros per tonne of NBSK pulp compared to Peer Group Companies;

•	100% of the maximum performance share units which vesting is based on the Company’s Share price performance relative to the Peer Group Companies; and

•	75% of the maximum performance share units which vesting is based upon individual leadership and strategic initiatives taken by an individual NEO.

On March 1, 2011, the Committee granted 200,000 shares of restricted stock under the 2010 Plan to Mr. Lee, in connection with his role as Chief Executive Officer. One fifth of these restricted shares vested and became non-forfeitable on each of March 1, 2012, March 1, 2013 and March 1, 2014. The remaining 80,000 shares will vest and become non-forfeitable in equal annual amounts on March 1, 2015 and 2016, respectively. These remaining shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.H. Lee	—	—	40,000(1)	283,200(2)
David M. Gandossi	—	—	—	—
Claes-Inge Isacson	—	—	—	—
Leonhard Nossol	—	—	—	—
Wolfram Ridder	—	—	—	—

(1)	Reflects the vesting of shares of restricted stock granted to Jimmy Lee in February 2011.
(2)	Based on the closing Share price of $7.08 per Share on the NASDAQ Global Select Market on March 1, 2013.

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Chief Executive Officer. We do maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$23,820 in 2013). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 4.34%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer is our only NEO participating in our North American program. In 2013, we contributed or accrued $62,233 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% gross salary and 50% cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€7,377 in 2013), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Isacson, Ridder and Nossol, for whom, in 2013, we contributed on their behalf under the terms of the program, $40,790, $42,361 and $38,057, respectively.

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earning in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	—	—	—	—	—
David M. Gandossi	—	39,107	11,465	—	289,963
Claes-Inge Isacson	—	33,412	—	—	—
Leonhard Nossol	—	30,680	—	—	—
Wolfram Ridder	—	34,984	—	—	—

(1)	Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which are in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 41 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.
(2)	The amount in this column reflects interest accrued based on a notional growth rate of 4.34%.
(3)	No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2013.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)(1)	Total ($)
Jimmy S. H. Lee	4,051,261	—	—	4,051,261
David M. Gandossi	871,486	—	—	871,486
Claes-Inge Isacson	840,338	—	—	840,338
Leonhard Nossol	237,989	—	51,250	289,239
Wolfram Ridder	279,485	—	41,000	320,485

(1)	Based on the closing price of $9.97 per Share on the NASDAQ Global Select Market on December 31, 2013.

Change in Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2013.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option and Restricted Stock Acceleration ($)(1)	Performance Award Acceleration ($)(1)	Total ($)
Jimmy S. H. Lee	4,051,261	—	1,196,400	1,974,140	7,221,801
David M. Gandossi	2,614,459	—	—	926,044	3,540,503
Claes-Inge Isacson	840,338	—	—	303,058	1,143,396
Leonhard Nossol	—	—	51,250	514,103	565,353
Wolfram Ridder	558,969	—	41,000	571,670	1,171,639

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan have been accelerated.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Plan

In addition, under the 2010 Plan, all unvested shares of restricted stock (Mr. Lee only) will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change of control” and “triggering event”. Generally speaking, a change of control occurs if (i) we sell or otherwise dispose of all our substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) 50% of our Shares are held by new Shareholders after a merger or consolidation of the Company. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) the outstanding awards are not assumed or substituted by the Company or a successor entity thereof. If the employment of the NEOs had been terminated under these conditions at the end of 2013, Mr. Lee would be entitled to the vesting of the 120,000 unvested shares of restricted stock then held by him, valued at $1,196,400 (based on the closing price of $9.97 per Share at December 31, 2013 on the NASDAQ Global Select Market).

Performance awards granted under the 2010 Plan also vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus, and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to the terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change of control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within eighteen months of a change of control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Isacson’s employment agreement obligate us to provide, in the event of dismissal without cause, a specified severance entitlement equal to any accrued but unpaid base salary and any accrued but unused vacation. The agreement does not contain a change of control provision.

The terms of Mr. Nossol’s employment agreement provide for a six-month notice period in case of termination. The agreement does not contain a change of control provision.

The terms of Mr. Ridder’s employment agreement provide for a six-month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Compensation and Human Resources Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. The following table provides certain information as at December 31, 2013 with respect to the Company’s equity compensation plans.

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Shareholders	75,000	7.67	1,081,654	(1)(2)
Equity compensation plans not approved by Shareholders	—	—	—

(1)	Excludes vesting of Vested 2011 PSUs.
(2)	In 2014, we issued 657,554 2014 PSUs to our executives which are eligible to vest over a three-year performance period ending December 31, 2016.

Our 2010 Plan provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors. It replaced the 2004 Plan. However, the terms of the 2004 Plan govern prior awards until all awards granted thereunder have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with its terms. The 2010 Plan initially permitted the grant of up to a maximum of 2,000,000 Shares, plus the number of Shares remaining available for grant pursuant to the 2004 Plan which was 660,314. The 2010 Plan is administered by our Committee.

PROPOSAL 2—INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent auditors effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting but have been given an opportunity to make a statement if they so desire and will be available should any matter arise requiring their participation at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Accountants’ Fees

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2013 and 2012:

	Year Ended December 31,
	2013	2012
Audit Fees(1)	$1,303,101	$1,218,613
Audit-Related Fees(2)	$74,177	$192,278
Tax Fees(3)	$236,958	$264,510

	$1,614,236	$1,675,401

(1)	Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for due diligence transaction services and services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.
(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. All services provided by our auditor, PricewaterhouseCoopers LLP, have been pre-approved by the Audit Committee.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2014 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2013.

PROPOSAL 4—APPROVAL OF THE AMENDMENT TO THE MERCER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF

COMMON STOCK AVAILABLE FOR ISSUANCE UNDER SUCH PLAN

Introduction

We are asking Shareholders to approve an amendment to our 2010 Plan to increase the number of shares of common stock available for issuance under such plan by 2.0 million shares. We currently have 563,340 Shares available for future issuance under such plan. The increase represents approximately 3.6% of our outstanding Shares as at the Record Date or approximately 3.1% of our outstanding Shares after giving effect to our equity issue completed on April 2, 2014, as a result of which we now have 63,903,704 Shares outstanding. After giving effect to the amendment, we would have 2,563,340 shares available for issuance under our 2010 Plan, which is approximately 4.0% of our currently outstanding Shares.

Our Board believes that the amendment is necessary to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors.

Details regarding the background of this proposal and the material features of the 2010 Plan are provided below.

Proposed Amendment

We are seeking Shareholder approval of an amendment to the 2010 Plan to increase the number of Shares available for issuance under the 2010 Plan by 2,000,000 Shares. In 2014, our Board adopted the proposed amendment to the 2010 Plan, subject to approval by the Shareholders. The amendment to the 2010 Plan will be effective only when and if approved by the Shareholders.

No other changes are being proposed to the 2010 Plan.

Reasons the Board Recommends Voting For Approval of the Amendment to the 2010 Plan

As of the date hereof, we have awarded an aggregate of 2,096,974 performance share units, restricted shares and Shares under the 2010 Plan. Of the foregoing, 657,554 are the 2014 PSUs which will be eligible for vesting based on the 2014 Performance Criteria in 2017. All performance share units that do not vest are forfeited.

We currently have 563,340 Shares available for future issuance thereunder.

Our Board has concluded that the adoption of the amendment is in our best interest and the interest of the Shareholders. Our Board believes that the amendment to the 2010 Plan is necessary to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors, including as a result of our realigning our long-term incentives for executives in 2014 by adopting the 2014 LTIP, which provides for yearly awards to our executives.

Material Features of the 2010 Plan

Below is a summary of the material features of the 2010 Plan, which is qualified in its entirety by reference to the full text of the 2010 Plan, attached hereto as Appendix A.

Purpose

The purpose of the 2010 Plan is promote the long-term success of the Company and the creation of Shareholder value by encouraging the attraction and retention of employees and non-employee directors with exceptional qualifications, encouraging them to focus on the critical long-range objectives of the Company and linking their interests directly to Shareholder interests through increased Share ownership. The 2010 Plan has achieved, and continues to achieve, this purpose by providing for awards to participants in the form of restricted shares, restricted stock units, performance shares, performance share units, options and/or SARs. The Company believes it is important to have flexibility to grant various types of equity awards to its employees so that it can react appropriately to the changing environment.

Eligibility

Awards granted under the 2010 Plan may be made only to those persons who are employees, officers, consultants to and non-employee directors of Mercer on the grant date of the award. Presently, Mercer estimates that 27 persons are currently eligible each year to receive awards under the 2010 Plan.

Stock Subject to the 2010 Plan

Subject to adjustment for changes in capitalization, the total number of Shares subject to all awards under the 2010 Plan was initially 2,000,000 plus 660,314 Shares, which was the number of Shares remaining available under the 2004 Plan.

The maximum number of Shares which may be issued as incentive stock options under the 2010 Plan is limited to 500,000. Further, the maximum number of Shares that may be granted to any one participant in the 2010 Plan, who is a Covered Employee (as defined in the 2010 Plan) during the fiscal year where such participant’s employment commences, shall be 300,000 and 250,000 for all other fiscal years.

Types of Awards

The 2010 Plan allows Mercer to grant following types awards: Options; Restricted Stock Rights; Restricted Stock; Performance Shares; Performance Share Units; and SARs.

Stock Options

The Committee may grant stock options qualifying as incentive stock options (“ISOs”) under the Code and non-qualified stock options. The Committee determines the exercise price of such options. However, no options shall be granted at an exercise price that is less than the Fair Market Value (defined in the 2010 Plan as the last reported sale price of the Shares quoted on the NASDAQ Global Select Market) of one Share on the grant date of the option. The Committee also determines the time or times at which options may be exercised (within 10 years from the grant date) and the method by which the exercise price of an option may be paid and the form of payment, but cannot reprice options previously granted under the 2010 Plan.

ISOs will lapse 10 years from the date they are granted, 90 days after the date of a participant’s termination of employment for any reason other than death or disability, or six months after the date of a participant’s termination of employment on the account of death or disability.

Additionally, the aggregate Fair Market Value of all Shares with respect to which ISOs are first exercisable by a participant in any calendar year may not exceed $400,000 and ISOs cannot be granted to any individual who, at the grant date, owned Shares possessing more than 10 percent of the total combined voting power of all classes of Shares outstanding, unless such option is granted at a price greater than 110% of Fair Market Value on the grant date and is exercisable for no more than five years from such date.

Restricted Stock Rights

A restricted stock right award gives the participant the right to receive Shares or a cash payment equal to the Fair Market Value (determined as of a specified date in the future). Shares are not issued under the award until specified restrictions lapse. The restrictions will lapse in accordance with a schedule or other condition determined by the Committee.

Participants holding restricted stock rights have no voting rights or rights to dividends with respect to the underlying Shares prior to the issuance of such Shares pursuant to the 2010 Plan. Payments for any vested restricted stock rights shall be made in one lump sum payment of Shares, cash or a combination hereof, equal to the Fair Market Value of a specified number of Shares.

Restricted Stock

A restricted stock award gives the participant the right to receive a specified number of Shares at a purchase price determined by the Committee. As a general rule, if a participant terminates employment at a time when the restricted stock rights are subject to restrictions, the participant forfeits the unvested restricted stock rights.

Holders of restricted stock awarded under the 2010 Plan shall have the same voting, dividend and other rights as Mercer’s other Shareholders. The Committee establishes restrictions on transferability, the consideration for such awards and the type of vesting. Except as determined by the Committee, restricted stock previously granted will also be forfeited upon the failure to satisfy one or more performance criteria by the holder.

Performance Shares and Performance Units

A performance share award gives the participant the right to receive Shares if the participant achieves the performance goals established by the Committee during the performance period, as established by the Committee. Performance share units give participants the rights to Shares, a cash payment or a combination of Shares or cash if certain performance goals established by the Committee are met. All such payments shall be made in a lump sum.

Stock Appreciation Rights

A SAR gives the participant the right to share in the appreciation in value of one Share. The Committee determines the conditions and restrictions relating to SARs. Upon the exercise of a SAR, the holder shall be entitled to receive payment in an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the grant date, which shall not be less than the Fair Market Value of a Share at the grant date, by (b) the number of Shares with respect to which the SAR is exercised.

Performance Based Awards

The Committee may designate certain awards it grants as performance based, within the meaning of Section 162(m) of the Code.

Performance goals, which are defined in the 2010 Plan as the goals established by the Committee based on performance criteria set by the Committee, can be expressed in terms of overall Company performance or the performance of a division or an individual and may be stated in terms of absolute levels or relative to another company or index. Performance goals must be established within 90 days of the commencement of a performance period and their outcome must be substantially uncertain at the time of establishment. The Committee cannot establish performance goals for any performance based award after 25% of the performance period for such award has lapsed. The Committee, in its discretion, also may adjust or modify the calculation of performance goals for such performance period in order to prevent the dilution or enlargement of the rights of participants to the 2010 Plan.

All recipients of performance based awards must be employees of Mercer.

Automatic Restricted Stock Awards for Non-Employee Directors

When a person first becomes a non-employee director of Mercer, such person shall be granted a restricted stock award of 5,000 shares of restricted stock. Within five business days following the conclusion of Mercer’s Annual General Meeting, each non-employee director of Mercer who has served on the Board for at least six months shall receive a restricted stock award of 5,000 shares of restricted stock or 8,000 shares of restricted stock if such non-employee director is currently serving as Lead Director of the Board. Except as otherwise determined by the Committee, the restrictions on the restricted stock awards shall lapse on the first anniversary of the grant date.

All shares of restricted stock shall immediately vest upon a change in control.

Adjustment to Capitalization

In the event of any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, reorganization, exchange of Shares, or other similar corporate change, the aggregate number of Shares available under the 2010 Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, shall be adjusted appropriately by the Committee.

Change in Control Provisions

The 2010 Plan contains a “double trigger” change in control provision whereby 2010 Plan participants who are employees or officers of, or consultants to, Mercer only receive benefits when either their employment or service terminates due to their discharge without cause or resignation with good reason in connection with a change in control, or at the discretion of the Committee. Conversely, the trigger for non-employee directors is a “single trigger” whereby restricted stock held by such 2010 Plan participants immediately vest upon a change in control.

Forfeiture Provisions

The Committee will specify in an award agreement that a participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancelation or forfeiture upon the occurrence of specified events such as termination of employment for cause, a violation of company policies, fraud or a breach of a noncompetition or confidentiality restrictive covenant.

Mercer also has discretion to immediately terminate a person’s right to any further payments, vesting or exercisability with respect to any award in its entirety, and to determine whether a participant in the 2010 Plan has been terminated for cause and the date upon which such termination for cause occurs. All such determinations are final.

Share-Counting Rules

The 2010 Plan provides that the underlying Shares related to any award granted under the 2010 Plan that terminates, expires, lapses or is paid in cash will again be available for a grant under such plan. However, the 2010 Plan does not permit Shares tendered to pay the exercise price of an option, or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award, to become available for grant or sale under the 2010 Plan. Additionally, the 2010 Plan provides that the exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option will reduce the number of Shares available for issuance under the 2010 Plan by the entire number of Shares subject to that SAR or option.

Award Repricing

The 2010 Plan explicitly prohibits the repricing of options.

Transferability

According to the 2010 Plan, with limited exceptions, no award granted under the 2010 Plan may be sold, transferred, pledged, and assigned unless otherwise determined by the Committee.

Amendment, Modification and Termination

The Board may at any time terminate, amend or modify the 2010 Plan, provided that such action be subject to approval by Shareholders when required by law, regulation, any stock exchange rule for any exchange on which the Shares are listed or the terms of the 2010 Plan. Additionally, no amendment, modification or termination of the 2010 Plan or any award under the 2010 Plan shall in any manner adversely affect any award previously granted without the consent of the holder thereof.

Specifically, the 2010 Plan mandates that neither the Board nor the Committee may, without the approval of Shareholders, (a) reduce the purchase price or exercise price of any outstanding award, including any option or

SAR; (b) increase the number of Shares available under the 2010 Plan (other than any adjustment as a result of a recapitalization); (c) grant options with an exercise price that is below Fair Market Value on the grant date; (d) reprice previously granted options or SARs; or (e) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price that is less than the exercise price of the original option or SAR.

Tax Withholding

Mercer has the power to withhold or require a participant to remit to the Company an amount sufficient to satisfy all withholding tax requirements on any award under the 2010 Plan.

U.S. Income Tax Status

The U.S. federal income tax consequences to the Company and participants under the 2010 Plan are complex and subject to change. The following discussion is a summary overview of the general rules applicable to certain awards granted under the 2010 Plan to a participant who performs services within the United States or is a United States citizen or resident. The tax consequences may be affected by various income tax treaties. Participants under the 2010 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Incentive Stock Options. A participant will not recognize any ordinary income (and the Company will not be permitted to claim any deduction) upon the grant or timely exercise of an ISO. If the Shares acquired upon the exercise of an ISO are held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Shares, at long-term capital gains rates, and the Company will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the Shares by the participant. However, if these holding requirements are not met, the difference between the Fair Market Value of the Shares at the time of exercise and the exercise price is taxed at ordinary rates as compensation to the participant, and the Company is generally entitled to a deduction for an equivalent amount.

Additionally, the amount by which the Fair Market Value of the underlying Shares on the exercise date of an ISO exceeds the exercise price could constitute “alternative minimum taxable income” to the participant in the year of exercise.

Non-qualified Options. At the time of exercise of the non-qualified option, a participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the Fair Market Value of the Shares purchased over the exercise price. The Company will generally be entitled to claim a tax deduction at such time and in the same amount that such participant recognizes ordinary income.

Restricted Stock. A participant who is awarded Shares of restricted stock is generally taxable on the Shares received when the restricted stock is substantially vested, that is, when the stock is either not subject to a substantial risk of forfeiture, or is transferable to a third party free of such risk. The amount of income recognized is equal to the excess of the Fair Market Value of the Shares at the time of vesting over the amount, if any, paid for such Shares. The Company would generally be entitled to claim a deduction equal to the amount of income recognized.

A person who is awarded restricted stock may elect to recognize income at the time that the restricted stock is awarded rather than at the later date when the stock is substantially vested.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted, and no deduction is available to the Company at such time. When a SAR is exercised, ordinary income is realized by the participant in the amount of cash and/or Fair Market Value of the Shares received by such participant and the Company will generally be entitled to a deduction of equal value.

Section 409A. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2010 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such participant or for such participant’s account in connection with an award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

Funding

Mercer is not required to segregate any of its assets to ensure payment of any award under the 2010 Plan.

No Shareholders Rights

No award gives the participant any of the rights of a Shareholder unless and until Shares are in fact issued to such person in connection with such award.

Effective Date and Termination

The 2010 Plan became effective in May 2010 and will terminate on its 10th anniversary, unless earlier terminated in accordance with its provisions.

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. For information as at December 31, 2013 with respect to the Company’s equity compensation plans previously approved by Shareholders, please refer to the table under “Equity Compensation Plan Information” on page 51 of this Proxy Statement.

Under the provisions of the 2010 Plan, after giving effect to the amendment to the 2010 Plan, the Company will have an additional 2,000,000 Shares available for grant. The increase represents approximately 3.6% of the total Shares outstanding as at the Record Date, or approximately 3.1% of our outstanding Shares after giving effect to our equity issue completed on April 2, 2014, as a result of which we now have 63,903,704 Shares outstanding. After giving effect to the amendment, we would have a total of 2,563,340 Shares available for grant, representing approximately 4.6% of the total Shares outstanding as at the Record Date, or approximately 4.0% of our currently outstanding Shares.

New Plan Benefits

Because awards under the 2010 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to our Chief Executive Officer, our NEOs, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers are not presently determinable. No awards that are contingent upon obtaining shareholder approval of the amendment to the 2010 Plan have been made under the 2010 Plan.

Please refer to the “Grant of Plan-Based Awards Table” in this Proxy Statement for additional information about the awards granted to our NEOs during the fiscal year ended December 31, 2013.

For illustrative purposes only, the following table sets forth information with respect to the award in 2013 of performance share units under the 2010 Plan (no other type of award was granted during this time):

Name and Position	Performance Share Units Awarded (#)	Performance Share Units Awarded ($)(1)
Jimmy S.H. Lee, Chief Executive Officer	—	—
David M. Gandossi, Secretary, Executive Vice President and Chief Financial Officer	—	—
Claes-Inge Isacson, Chief Operating Officer	12,159	—
Wolfram Ridder, Vice President of Business Development	—	—
Leonard Nossol, Group Controller, Europe and Managing Director of Rosenthal	—	—
Executive Group	35,810	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted in 2013 as determined in accordance with ASC 718. The fair value of these performance share units is disclosed as $nil for the 2013 fiscal year because, pursuant to ASC 718, such performance share units will not be considered to be granted until fiscal year 2014 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2013.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional Shares under the 2010 Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the amendment to the 2010 Plan by our Shareholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2015 must be received by the Company on or before December 24, 2014. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. If the Company does not receive by March 2, 2015 notice of any Shareholder proposal to be presented at the annual Shareholders’ meeting to be held in 2015 , the Company’s management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our 2013 Annual Report will be mailed to Shareholders with this Proxy Statement. Additionally, this Proxy Statement and the 2013 Annual Report are available at www.mercerint.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (except for information in such document that is deemed not to be filed) is incorporated by reference into this Proxy Statement. Copies of our Form 10-K for the fiscal year ended December 31, 2013, may be obtained from Mercer International Inc. Attention: Shareholder Information, Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

Date: April 23, 2014

APPENDIX A

MERCER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN, AS AMENDED

MERCER INTERNATIONAL INC.

2010 Stock Incentive Plan

(as amended effective May 30, 2014)

ARTICLE 1

ESTABLISHMENT, PURPOSE, EFFECTIVE DATE AND EXPIRATION DATE

1.1    Establishment.    Subject to the approval of the shareholders of Mercer International Inc., a Washington State corporation (the “Company”), the Company has established the Mercer International Inc. 2010 Stock Incentive Plan (the “Plan”). The Board intends that the Plan will replace the Mercer International Inc. 2004 Stock Incentive Plan and any plans emanating or deriving therefrom (collectively the “Prior Plan”); provided, however, that the Prior Plan will govern prior awards until all awards granted under the Prior Plan have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms thereof. The Plan permits the grant of Options, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units and Stock Appreciation Rights. The Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

1.2    Purpose.    The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, officers, Consultants and non-Employee Directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of qualified Employees, officers, Consultants and non-Employee Directors and (c) linking such person directly to stockholder interests through increased stock ownership. The Plan is further intended to provide flexibility to the Company in its ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

1.3    Effective Date.

(a)	The Plan is effective as of the date it is approved by the Company’s shareholders at its 2010 Annual Shareholders’ Meeting (the “Meeting”) expected to be held on June 1, 2010 (the “Effective Date”). The Plan shall become effective upon approval by a simple majority of votes cast at the Meeting. The Prior Plan will remain in effect until this Plan document is approved by the shareholders.

(b)	The amendment to the Plan to increase the number of shares of Stock available for grant under the Plan by two million (2,000,000) shall be subject to and only be effective upon approval by the shareholders by a simple majority vote to be cast at the 2014 Annual Shareholders’ Meeting scheduled for May 30, 2014 (the “2014 Approval”).

1.4    Expiration Date.    The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10) anniversary of the Effective Date unless the shareholders of the Company vote to approve an extension of the Plan prior to such expiration date. Any Awards that are outstanding on the tenth anniversary of the Effective Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2

DEFINITIONS

2.1    Definitions.    When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

(b)	“Annual Meeting” means the regular annual meeting of the Company’s stockholders.

(c)	“Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.

(d)	“Award” means any Option, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit or Stock Appreciation Right granted pursuant to the Plan.

(e)	“Award Agreement” means any written agreement or other document evidencing an Award.

(f)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(g)	“Cause” means a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (or equivalent) under federal, state or provincial law, (ii) has engaged in willful gross misconduct in the performance of a Participant’s duties to the Company or an Affiliate, (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant, or (iv) has engaged in any other conduct which would constitute “cause” under any applicable laws, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for such Participant for the purposes hereof.

(h)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(i)	“Change in Control” means the occurrence of any of the following events:

(i)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(ii)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of this subsection (i), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary; and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2.1(i) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Company’s incorporation. The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a Change of Control for purposes of this Plan.

(j)	“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(k)	“Committee” means the Company’s Compensation and Human Resources Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than two (2) members of the Board and each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder; and (iii) an “independent director” as defined by the NASDAQ Global Market (or any successor or replacement thereof) so long as the Company’s Stock is quoted or listed thereon.

(l)	“Company” means Mercer International Inc., or any successor as provided in Section 19.9.

(m)	“Constructive Termination” means the Termination of Employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant’s written consent (i) any one or more of a reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a requirement that the Participant’s location of employment be relocated by more than fifty (50) miles, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination”, “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes of this Plan in respect of such Participant only. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) business days of such notice.

(n)	“Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become Participant pursuant to this Plan only if he or she (i) is a natural person and (ii) provides bona fide services to the Company or an Affiliate.

(o)	“Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

(p)	“Director” means a member of the Board.

(q)	“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence.

(r)	“Effective Date” means the date on which the shareholders of the Company approve the Plan as described in Section 1.3.

(s)	“Employee” means a common-law employee of the Company or an Affiliate.

(t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)	“Fair Market Value” means the market price of one share of Stock, determined by the Committee as follows:

(i)	If the Stock was traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by the NASDAQ Global Market;

(ii)	If the Stock was traded on a United States stock exchange or the Toronto Stock Exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;

(iii)	If the Stock was traded over-the-counter on the date in question but was not traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; or

(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(w)	“Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

(x)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(y)	“Lead Director” means a non-Employee Director elected by members of the Board to provide leadership to non-Employee Directors.

(z)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(aa)	“Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(bb)	“Optionee” means an individual or estate which holds an Option or SAR.

(cc)	“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(dd)	“Participant” means an individual who, as an Employee, officer or non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.

(ee)	“Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 7, 8 and 9 that is subject to the terms and conditions set forth in Article 10. All Performance-Based Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.

(ff)

“Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for the purposes of establishing, the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization “EBITDA” or variations thereof); EBITDA per tonne of production; operating income; operating margin; pre- and after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); return on investment; return on assets or net assets; economic value added; share price performance; total shareholder return; improvement in or attainment of expense levels; cost containment or reduction;

improvement in or attainment of working capital levels; budget achievement; production costs; project milestones; operating efficiency; debt; dividends; improvement in or attainment of objective corporate governance goals; contract awards; and attainment of health and safety goals (including environmental health and safety goals). The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.

(gg)	“Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(hh)	“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ii)	“Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(jj)	“Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(kk)	“Plan” means this Mercer International Inc. 2010 Stock Incentive Plan.

(ll)	“Restricted Period” means the period during which Restricted Stock, Restricted Stock Rights, Performance Shares, or Performance Share Units are subject to restrictions pursuant to the provisions of the Plan or an Award Agreement.

(mm)	“Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(nn)	“Restricted Stock Agreement” means the agreement between the Company and the recipient of Restricted Stock which contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(oo)	“Restricted Stock Award” means an award of Restricted Stock.

(pp)	“Restricted Stock Right” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(qq)	“Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service”, a Participant’s employment relationship is treated as continuing while the Participant is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).

If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of

Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(rr)	“Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(ss)	“Stock” means the Common Stock of the Company.

(tt)	“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.

(uu)	“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv)	“Termination of Employment” means: (i) in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”; and (ii) in the case of any other Award, “Termination of Employment” will be given its natural meaning.

(ww)	“Triggering Event” means (i) the Termination of Employment of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with the Change in Control (or another corporate transaction or other change effecting the shares of Stock) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in Stock pursuant to Section 5.3 of the Plan.

2.2    Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1    General Eligibility.    Awards may be made only to those Participants who are Employees, officers, Consultants to and non-Employee Directors of the Company on the Grant Date of the Award.

3.2    Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

ARTICLE 4

ADMINISTRATION

4.1    Administration by the Committee.    The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2    Authority of the Committee.    The Committee shall have the authority, in its sole discretion, to determine the Participants who: (i) are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions in exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 16 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards other than as provided in an Award Agreement or to reprice any previously granted Option.

4.3    Award Agreement.    Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.4    Decisions Binding.    The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5

STOCK SUBJECT TO THE PLAN

5.1    Number of Shares.    Subject to and upon receipt of the 2014 Approval, the total number of shares of Stock subject to all Awards under the Plan that was authorized on the Effective Date shall be increased by two million (2,000,000). As a result, subject to adjustment provided in Section 5.3, the total number of shares of Stock subject to all Awards under the Plan shall be four million (4,000,000) plus the number of shares of Stock remaining available for grant pursuant to the Prior Plan as of the Effective Date, of which 2,096,974 shares of Stock are subject to Awards issued under the Plan, including 657,554 shares of Stock that are subject to performance share units granted in 2014 that are eligible to vest in 2017.

As a result, subject to and upon receipt of the 2014 Approval, the number of shares of Stock available under the Plan for issuances of Awards subsequent to the 2014 Approval shall be 2,563,340. Notwithstanding the above, the maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be five hundred thousand (500,000). The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2    Availability of Stock for Grant.    Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3    Adjustment in Capitalization.    In the event of any change in the outstanding shares of Stock by reason of a Stock dividend (other than in the ordinary course) or split, recapitalization, merger, consolidation, combination, reorganization, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4    Annual Limitation on Number of Shares of Stock Subject to Awards.    Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant, who is a Covered Employee, during any of the Company’s fiscal years with respect to one or more Awards shall be two hundred fifty thousand (250,000) except that grants to a Participant in the fiscal year in which his or her service first commences shall not relate to more than three hundred thousand (300,000) shares of Stock.

ARTICLE 6

STOCK OPTIONS

6.1    Grant of Options.    Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.

(a)	Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.

(b)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)	Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.

(e)	No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.

6.2    Incentive Stock Options.    Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)	Exercise Price. Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)	Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(i)	The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii)	The Incentive Stock Option shall lapse 90 days following the effective date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)	If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 6 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)	Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $400,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)	Ten Percent Owners. An Incentive Stock Option shall not be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company unless such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

(f)	Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK

7.1    Grant of Restricted Stock Rights and Restricted Stock.    Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.

7.2    Restricted Stock Rights

(a)	Voting Rights. During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights or rights to dividends with respect to the shares of Stock subject to such Restricted Stock Rights prior to the issuance of such shares of Stock pursuant to the Plan.

(b)

Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock. As a general rule, the shares of Stock payable under any Restrict Stock Rights Award shall be made on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Rights vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

7.3    Grant of Restricted Stock.

(a)	Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)	Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such shares of Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(c)	Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued shares of Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash, cash equivalents, Stock or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

(d)	Vesting. Each Award of Restricted Stock may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting shares of Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event of a Change in Control.

(e)	Voting and Dividend Rights. Subject to the terms and restrictions of any Restricted Stock Agreement, the holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.

(f)	Restrictions on Transfer of Restricted Stock. Restricted Stock shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Stock.

(g)	Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award in a Restricted Stock Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more performance criteria during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

(h)	Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8

PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

8.1    Grant of Performance Shares or Performance Share Units.    Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.

8.2    Value of Performance Shares or Performance Share Units.    Each Performance Share and each Performance Share Unit shall have a value determined by the Committee at the time of grant. The Committee shall set goals (including Performance Goals) for a particular period (including a Performance Period) in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.

8.3    Form and Timing of Payment.    Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in a lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1    Grant of Stock Appreciation Rights.    Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.

9.2    Exercisability of SARs.    SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

9.3    Exercise of SARs.    Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares of Stock with respect to which the SAR is exercised.

9.4    Form and Timing of Payment.    Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.

ARTICLE 10

PERFORMANCE-BASED AWARDS

10.1    Grant of Performance-Based Awards.    Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Rights or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares or Performance Share Units granted to Covered Employees pursuant to Article 8 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Article 10 shall control over any contrary provision contained in Articles 7, 8 or 9. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 10 shall not apply.

10.2    Applicability.    This Article 10 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

10.3    Committee Discretion with Respect to Performance-Based Awards.    With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

10.4    Establishment of Performance Goals.    The Performance Goals for any Performance-Based Award granted pursuant to this Article 10 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.

10.5    Performance Evaluation; Adjustment of Goals.    At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period: (i) judgments entered or settlements reached in litigation; (ii) the write down of assets; (iii) the impact of any reorganization or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses.

The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

10.6    Adjustment of Performance-Based Awards.    The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Award.

10.7    Payment of Performance-Based Awards.    Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

10.8    Certification by Committee.    Notwithstanding any provisions to the contrary, the payment of a Performance-Based Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.

10.9    Maximum Award Payable.    In accordance with Section 5.4, the maximum Performance-Based Award payable to any one participant for a Performance Period shall not exceed the limitation set forth in such section.

ARTICLE 11

AUTOMATIC RESTRICTED STOCK AWARD FOR NON-EMPLOYEE DIRECTORS

11.1    General.    Subject to the provisions of Article 5 and this Article 11, the Committee shall grant to each individual who, on or after the Effective Date, first becomes a non-Employee Director, a Restricted Stock Award for 5,000 shares of Restricted Stock.

11.2    Annual Restricted Stock Awards.    Within five (5) business days following the conclusion of each Annual Meeting, commencing with the Annual Meeting approving the Plan, each non-Employee Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board thereafter shall receive a Restricted Stock Award of 8,000 shares of Restricted Stock or 16,000 shares of Restricted Stock for a non-Employee Director serving as Lead Director (subject to adjustment under Section 5.3), provided that such non-Employee Director has served on the Board for at least six months.

11.3    Issuance and Restrictions.    The Restricted Stock granted pursuant to this Article 11 shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant.

11.4    Lapse of Restrictions.    Except as otherwise determined by the Committee, the restrictions on the Restricted Stock Awards granted under this Article 11 shall lapse on the first anniversary of the Grant Date. Notwithstanding the foregoing and Article 12, all shares of Restricted Stock granted under this Section 11.2 shall immediately vest upon a Change in Control.

11.5    Termination of Service.    If a non-Employee Director ceases to be a director of the Company for any reason, the number of shares of Stock subject to any Restricted Stock Award granted under this Article 11, the restrictions on which have not lapsed, shall expire on the date the non-Employee Director ceases to be a director of the Company and shall be returned to the Company without any consideration.

11.6    Certificates for Restricted Stock.    Restricted Stock granted pursuant to this Article 11 may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the non-Employee Director, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 12

CHANGE IN CONTROL

12.1    Effect of Change in Control.    Other than as otherwise expressly provided in an Award Agreement (in which case the terms of such Award Agreement will govern) and Article 11, notwithstanding any other term or provision of this Plan, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control, then, effective immediately prior to such Triggering Event, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each share of Restricted Stock or Restricted Stock Right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) each outstanding Performance Share or Performance Share Unit shall become immediately payable.

12.2    Board Discretion.    Except as otherwise provided in an Award Agreement, in this Plan or a Participant’s employment or other agreement with the Company or an Affiliate, the Board has the sole and absolute discretion to fully or partially vest and make exercisable any outstanding Award upon the closing of a transaction that results in a Change in Control.

ARTICLE 13

NON-TRANSFERABILITY

13.1    General.    Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of any Restricted Period or Performance Period as determined by the Committee.

13.2    Beneficiary Designation.    Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

13.3    Stock Certificates.    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 14

FORFEITURE

14.1    Forfeiture Events.    The Committee will specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, Termination of Employment for Cause, violation of material Company policies, fraud, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

14.2    Termination Events.    Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Affiliate shall be terminated for Cause, the Committee may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Committee may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act has been committed which could constitute the basis for the Termination of Employment for “Cause” as provided in this Section 14.2.

ARTICLE 15

SUBSTITUTION OF AWARDS

15.1    Substitution of Awards.    Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

ARTICLE 16

AMENDMENT, MODIFICATION, AND TERMINATION

16.1    Amendment, Modification and Termination.    The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation, any stock exchange rule for any exchange on which shares of Stock are listed or Section 16.2. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

16.2    Shareholder Approval Requirements.    Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares of Stock available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

ARTICLE 17

TAX WITHHOLDING

17.1    Tax Withholding.    The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

17.2    Form of Payment.    To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares of Stock that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

ARTICLE 18

INDEMNIFICATION

18.1    Indemnification.    Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

ARTICLE 19

GENERAL PROVISIONS

19.1    No Right to Continued Employment/No Additional Rights/Participants.    Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue employment or a contractual relationship with the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant’s employment or other service relationship for any reason at any time. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

19.2    No Rights to Awards.    No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

19.3    Funding.    The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company. The Plan is not intended to be subject to ERISA.

19.4    Requirements of Law.    The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may impose such restrictions and/or conditions on any shares of Stock as it may deem advisable. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

19.5    Governing Law.    The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Washington.

19.6    No Shareholders Rights.    No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.7    Adoption of Other Plans.    The adoption of the Plan shall not preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees, officers, non-Employee Directors and Consultants of the Company or any Affiliate.

19.8    Titles and Headings.    The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

19.9    Successors and Assigns.    The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

19.10    Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.11    Survival of Provisions.    The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

Mercer International Inc. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2014. Vote by Internet Go to www.investorvote.com/merc Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” each of the following nominees listed and “FOR” Proposals 2, 3 and 4. 1. Election of Directors: 01 - Jimmy S.H. Lee 02 - William D. McCartney 03 - Eric Lauritzen 04 - Graeme A. Witts 05 - Bernard J. Picchi 06 - James Shepherd 07 - R. Keith Purchase 08 - Nancy Orr Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors. 4. Approval of the amendment to the Mercer International Inc. 2010 Stock Incentive Plan. For Against Abstain 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 5. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting. Non-Voting Items B Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01TDUC + 1UPX

You can view the 2013 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY — MERCER INTERNATIONAL INC. Suite 1120, 700 West Pender Street Vancouver, British Columbia Canada V6C 1G8 THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC. The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and vote as designated below all the shares of common stock of Mercer International Inc. held of record by the undersigned on March 21, 2014 at the Annual Meeting of Shareholders to be held on May 30, 2014, or at any adjournment, postponement or rescheduling thereof. This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4 and such other business as may properly come before the meeting. (Continued on reverse side.)